Exhibit 10.3

EXECUTION VERSION

CREDIT AGREEMENT

among

ENDEAVOUR INTERNATIONAL CORPORATION,

as Holdings

ENDEAVOUR ENERGY UK LIMITED,

as the Borrower,

VARIOUS LENDERS,

and

CYAN PARTNERS, LP,

as Administrative Agent

Dated as of April 12, 2012

CYAN PARTNERS, LP,

as Sole Arranger and Sole Book Runner

i

6.10.	Compliance with ERISA	65
6.11.	Security Documents	66
6.12.	Properties	67
6.13.	Capitalization	68
6.14.	Subsidiaries	69
6.15.	Compliance with Statutes, etc.	69
6.16.	Investment Company Act	69
6.17.	Environmental Matters	69
6.18.	Employment and Labor Relations	70
6.19.	Intellectual Property, etc.	70
6.20.	Indebtedness	70
6.21.	Insurance	70
6.22.	Holding Company	72
6.23.	Immaterial Subsidiaries	72
6.24.	Liens	72

SECTION 7.	Affirmative Covenants	72

7.01.	Information Covenants	72
7.02.	Books, Records and Inspections; Annual Meetings	76
7.03.	Maintenance of Property; Insurance	76
7.04.	Existence; Franchises; Oil and Gas Properties	77
7.05.	Compliance with Statutes, etc.	77
7.06.	Compliance with Environmental Laws	78
7.07.	ERISA	78
7.08.	End of Fiscal Years; Fiscal Quarters	80
7.09.	Performance of Obligations	80
7.10.	Payment of Taxes	81
7.11.	Use of Proceeds	81
7.12.	Additional Security; Further Assurances; etc.	81
7.13.	Maintenance of Company Separateness	82
7.14.	Project Documents, etc.	83
7.15.	Oil and Gas Properties	83
7.16.	Listing of the Notes	83
7.17.	Credit Facilities Baskets in Indentures	84
7.18.	Post-Closing Obligations	84

SECTION 8.	Negative Covenants	84

8.01.	Limitation on Restricted Payments	84
8.02.	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries	90
8.03.	Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock	93
8.04.	Limitation on Asset Sales	97
8.05.	Limitation on Transactions with Affiliates	99
8.06.	Limitation on Liens	102
8.07.	Business Activities	103
8.08.	Designation of Restricted and Unrestricted Subsidiaries	103
8.09.	Merger, Consolidation, or Sale of Assets	103

8.10.	Elections	105

SECTION 9.	Events of Default	105

9.01.	Payments	105
9.02.	Representations, etc.	105
9.03.	Covenants	106
9.04.	Default Under Other Agreements	106
9.05.	Bankruptcy, etc.	106
9.06.	ERISA	107
9.07.	Security Documents	107
9.08.	Guaranties	107
9.09.	Judgments	108
9.10.	Nationalization	108
9.11.	Project Documents	108
9.12.	Change of Control	108

SECTION 10.	The Administrative Agent	109

10.01.	Appointment	109
10.02.	Nature of Duties	110
10.03.	Lack of Reliance on the Administrative Agent	110
10.04.	Certain Rights of the Agents	111
10.05.	Reliance	111
10.06.	Indemnification	111
10.07.	Each Agent in its Individual Capacity	112
10.08.	Holders	112
10.09.	Delegation of Duties	112
10.10.	Resignation by and Replacement of the Administrative Agent	112
10.11.	Collateral Matters	113
10.12.	Delivery of Information	114

SECTION 11.	Miscellaneous	115

11.01.	Payment of Expenses, etc.	115
11.02.	Right of Setoff	116
11.03.	Notices	117
11.04.	Benefit of Agreement; Assignments; Participations	117
11.05.	No Waiver; Remedies Cumulative	119
11.06.	Payments Pro Rata	119
11.07.	Calculations; Computations	120
11.08.	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	122
11.09.	Counterparts	122
11.10.	Effectiveness	122
11.11.	Headings Descriptive	123
11.12.	Amendment or Waiver; etc.	123
11.13.	Survival	124
11.14.	Domicile of Loans	125
11.15.	Register	125

11.16.	Confidentiality	125
11.17.	Patriot Act	126
11.18.	Process Agent	127
11.19.	Judgment Currency	128
11.20.	Maximum Lawful Rate	128
11.21.	INTERCREDITOR AGREEMENTS	128

SECTION 12.	Holdings Guaranty	129

12.01.	Guaranty	129
12.02.	Bankruptcy	129
12.03.	Nature of Liability	129
12.04.	Independent Obligation	130
12.05.	Authorization	130
12.06.	Reliance	131
12.07.	Subordination	131
12.08.	Waiver	131
12.09.	Payments	132
12.10.	Maximum Liability	132

SCHEDULE 1.01(a)	Commitments

SCHEDULE 1.01(b)	Subsidiary Guarantors

SCHEDULE 6.10(a)	Plans

SCHEDULE 6.12(a)	Leased Real Property (other than Oil and Gas Properties)

SCHEDULE 6.12(b)	Oil and Gas Properties

SCHEDULE 6.13	Capitalization

SCHEDULE 6.14	Subsidiaries

SCHEDULE 6.20	Existing Indebtedness

SCHEDULE 6.21	Insurance

SCHEDULE 6.24	Existing Liens

SCHEDULE 7.18	Accounts

SCHEDULE 11.03	Lender Addresses

EXHIBIT A	Form of Notice of Borrowing

EXHIBIT B	Form of Note

EXHIBIT C-1	Opinion of Vinson & Elkins LLP, Special New York Counsel to the Credit Parties

EXHIBIT C-2	Opinion of Woodburn and Wedge, Special Nevada Counsel to the Credit Parties

EXHIBIT C-3	Opinion of White & Case LLP, Special English Counsel to the Agents

EXHIBIT D-1	Form of Officer’s Certificate (U.S.)

EXHIBIT D-2	Form of Officer’s Certificate (English)

EXHIBIT E	Form of Subsidiaries Guaranty

EXHIBIT F-1	Form of U.S. Security Agreement

EXHIBIT F-2	Form of English Debenture

v

EXHIBIT F-3	Form of English Charge Over Shares

EXHIBIT G	Form of First/Second Lien Intercreditor Agreement

EXHIBIT H	Form of Subordination Agreement

EXHIBIT I	Form of Solvency Certificate

EXHIBIT J	Form of Compliance Certificate

EXHIBIT K	Form of Assignment and Assumption Agreement

CREDIT AGREEMENT, dated as of April 12, 2012, among Endeavour International Corporation, a Nevada corporation (“Holdings”), Endeavour Energy UK Limited, a private limited company organized under the laws of England and Wales (the “Borrower”), the Lenders party hereto from time to time and Cyan Partners, LP, as Administrative Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lead Arranger has arranged, and the Lenders are willing to make available to the Borrower, the senior secured revolving loan facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“5.5% Convertible Notes” means the 5.5% Convertible Senior Notes due 2016 issued by Holdings, including any related notes, guarantees, instruments and agreements executed in connection therewith.

“11.5% Convertible Bonds” means the 11.5% Guaranteed Convertible Bonds due 2014 (extended to 2016) issued by Endeavour Energy Luxembourg S.a.r.l. and guaranteed by Holdings, including any related notes, guarantees, instruments and agreements executed in connection therewith.

“12% Senior Subordinated Notes” means the 12% Senior Subordinated Notes due 2014 issued by Holdings, including any related notes, guarantees, instruments and agreements executed in connection therewith.

“Additional Assets” shall mean:

(1) any properties or assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or any of its Restricted Subsidiaries; or

(3) Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Guarantor Requirement” shall have the meaning provided in Section 7.12(c).

“Additional Lender” shall have the meaning provided in Section 2.11.

“Additional Security Documents” shall have the meaning provided in Section 7.12(a).

“Adjusted Consolidated Net Tangible Assets” of a specified Person shall mean (without duplication), as of the date of determination, the remainder of:

(1) the sum of:

(a) discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in a reserve report prepared as of the end of the then most recently ended fiscal year of such Person for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii) estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report),

and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(A) estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(B) reductions in the estimated crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in the case of clauses (A) and (B) calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report);

provided, however, that, in the case of each of the determinations made pursuant to clauses (i) and (ii) above, such increases and decreases shall be estimated by Holdings’ petroleum engineers or any independent petroleum engineers engaged by Holdings for that purpose;

(b) the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c) the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d) the greater of:

(i) the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii) the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that such Person shall not be required to obtain such an appraisal of such assets solely for the purpose of determining this value);

minus

(2) the sum of:

(a) Minority Interests;

(b) to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c) to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d) to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above (utilizing the prices utilized in such Person’s year end reserve report), would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If Holdings changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of Holdings will continue to be calculated as if Holdings were still using the full cost method of accounting.

“Administrative Agent” shall mean Cyan Partners, LP (or its designee, including any Person designated pursuant to Section 10.10(f)), in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 10.10.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning provided in Section 8.05.

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Applicable Law” except as the context may otherwise require, shall mean all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Approved Stock Exchange” shall have the meaning provided in Section 7.16(a).

“Approved Third Party Credit Provider” shall mean, with respect to any Hedging Agreement or Third Party Letter of Credit, a Person that, at the time such Hedging Agreement is entered into or such Third Party Letter of Credit is issued, as the case may be, is (a) the Administrative Agent or any Affiliate of the Administrative Agent or (b) any other Person that is reasonably acceptable to the Administrative Agent.

“Asset Sale” shall mean:

(1) the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment, Sale Leaseback Transaction, Production Payments and Reserve Sales or mergers, consolidations or otherwise); provided, however, that the disposition of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole will not be an “Asset Sale,” but will be governed by the provisions of Section 8.09 and not by the provisions of Section 8.04; and

(2) the issuance of Equity Interests in any of Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than Holdings or a Restricted Subsidiary of Holdings).

Notwithstanding the preceding clause (1) or (2), the following items will not be deemed to be Asset Sales under such clause (1) or (2):

(1) any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than the greater of (i) $5,000,000 and (ii) 0.5% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such transaction;

(2) subject to compliance with the Additional Guarantor Requirement as of the date of such disposition, a disposition of assets between or among any of Holdings and its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary;

(4) any disposition, abandonment, relinquishment or expiration of equipment, inventory, products, accounts receivable or other similar properties or similar assets in the ordinary course of business (excluding, for the avoidance of doubt, Production Payments and Reserve Sales);

(5) the disposition of cash or Cash Equivalents, Hedging Agreements or other financial instruments in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 8.01 or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof);

(7) the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties or interests owned or held by another Person;

(8) (i) any trade or exchange by Holdings or any of its Restricted Subsidiaries of Hydrocarbon properties or other properties or assets for Hydrocarbon properties or other properties or assets owned or held by one or more other Persons, and (ii) any transfer or sale of assets, or lease, assignment or sublease of any real or personal property, (A) in exchange for services (including in connection with any outsourcing arrangements) related to the exploration, development, completion or production (and related activities) of properties of Holdings or any Restricted Subsidiary, (B) in exchange for such transferee, lessee or assignee (or an Affiliate thereof) agreeing to pay all or a portion of the costs and expenses related to the exploration, development, completion or production (and related activities) of properties of Holdings or any Restricted Subsidiary or (C) in exchange for properties or assets satisfying the requirements of clause (i) of this clause (8) ((A) and (B) being referred to herein as a “carry”); provided that the Fair Market Value of the properties or assets traded, exchanged, transferred, sold, leased, assigned or subleased by Holdings or such Restricted Subsidiary is equal to or less than the Fair Market Value of the properties, assets or carry (together with any cash and Cash Equivalents) agreed by such other Persons to be transferred, provided or paid to or on behalf of Holdings or such Restricted Subsidiary, and provided further that any cash or Cash Equivalents received must be applied in accordance with the provisions of Section 8.04;

(9) the creation or perfection of a Lien (but not (i) except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien or (ii) Production Payments and Reserve Sales);

(10) the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien (but in each case excluding Production Payments and Reserve Sales);

(11) a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property;

(13) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to Holdings or a Restricted Subsidiary), shall have been created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after the acquisition of, the property that is subject thereto;

(14) any sale or other disposition of Equity Interests in an Unrestricted Subsidiary; and

(15) the sale or other disposition (whether or not in the ordinary course of business) of Oil and Gas Properties, provided that at the time of such sale or other disposition such properties do not have associated with them any proved reserves, and provided further that the sale or other disposition is not for less than the Fair Market Value of such Oil and Gas Properties.

“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit K.

“ATPC Intercreditor Agreement” shall mean an intercreditor agreement, duly executed and delivered by the Administrative Agent, the Collateral Agent and one or more Approved Third Party Credit Providers after the Escrow Release Date, in form and substance satisfactory to the Administrative Agent in its sole discretion and providing, inter alia, (i) that after application to all reasonable costs and expenses incurred by the Collateral Agent in connection with the Credit Documents and enforcement or otherwise under any Security Document, not more than the first $70,000,000 (or such lesser amount as may be determined by the Collateral Agent) of proceeds from the enforcement of Collateral shall be applied to discharge obligations owed under Hedging Agreements with Approved Third Party Credit Providers that have entered into the ATPC Intercreditor Agreement and reimbursement agreements with respect to Third Party Letters of Credit issued by Approved Third Party Credit Providers that have entered into the ATPC Intercreditor Agreement.

“Attributable Debt” in respect of a Sale Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorization” shall mean an authorization, consent, permit, approval, resolution, license, exemption, filing, notarization or registration.

“Authorized Officer” shall mean, with respect to (a) delivering a Notice of Borrowing and similar notices, any person or persons that has or have been authorized by the Board of Directors of Holdings or the Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards on file with the Administrative Agent, (b) delivering financial information and officer’s certificates (including certificates described in Section 7.01(d)) pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of Holdings or the Borrower, as applicable and (c) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of Holdings or the Borrower, as applicable.

“Availability Block Amount” shall mean (a) at any time the Total Commitment exceeds $40,000,000, the amount by which the Total Commitment at such time exceeds $40,000,000 and (b) at any time when the Total Commitment is $40,000,000 or less, $0.

“Available Commitment” for any Lender shall mean, at any time, the Commitment of such Lender as then in effect less such Lender’s pro rata share of the amount of the Blocked Commitment, if any, at such time.

“Bankruptcy Code” shall have the meaning provided in Section 9.05.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Blocked Commitment” shall mean (i) for the period from and including the Effective Date through but not including the Escrow Release Date, the Availability Block Amount and (ii) for the period thereafter, $0.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; and

(2) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders on a given date.

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any jurisdiction outside of the United States or any State thereof.

“Business Day” shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capital Lease Obligations incurred by such Person.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(2) marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(3) certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a credit rating of “A” or better from either S&P or Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7) instruments equivalent to those referred to in clauses (1) through (6) above denominated in Pounds comparable in credit quality and tenor to those referred to above and customarily used by companies for cash management purposes in the United Kingdom to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Interest” shall have the meaning provided in Section 2.07(a).

“Change in Law” shall have the meaning provided in Section 9.06.

“Change of Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of Holdings and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption by the stockholders of Holdings of a plan relating to the liquidation or dissolution of Holdings;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares, units or the like;

(4) the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or

(5) Holdings shall at any time cease to own (beneficially and of record), directly or indirectly, 100% of the Equity Interests of the Borrower.

“Class C Convertible Preferred Stock” shall mean Holdings’ Series C Preferred Stock with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations promulgated thereunder.

“Collateral” shall mean all property (whether real or personal, tangible or intangible) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in each Security Document; provided that “Collateral” shall not include any Excluded Assets.

“Collateral Agent” shall mean Cyan Partners, LP (or its designee), in its capacity as Collateral Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 10.09.

“Collateral Net Proceeds” shall have the meaning provided in Section 8.04.

“Commitment” shall mean, for each Lender, the commitment of such Lender to make a Loan, in such amount as set forth opposite such Lender’s name in Schedule 1.01(a) hereto directly below the column entitled “Commitment”, as the same may be (i) terminated pursuant to Section 3.02 or Section 9, (ii) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.09 or 11.04(b) or (iii) increased (with such Lender’s consent) from time to time pursuant to Section 2.11.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Commitment Increase” shall have the meaning provided in Section 2.11.

“Commodity Hedging Agreement” shall mean a commodity price risk management agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

“Consolidated Cash Flow” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(5) non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(6) to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1) through (4) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow of such Person only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and, to the extent the amounts set forth in clauses (1) through (4) are in excess of those necessary to offset a net loss of such Restricted Subsidiary or if such Restricted Subsidiary has net income for such period included in Consolidated Net Income, only if a corresponding amount would be permitted at the date of determination to be dividended to the referent Person by such Restricted Subsidiary without prior governmental approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or the holders of its Capital Stock.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of non-cash preferred stock dividends of such Person, provided that:

(1) the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the net income (but not loss) of any Restricted Subsidiary of Holdings will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any Sale Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5) any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(6) unrealized non-cash losses and gains under Hedging Agreements included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC Topic 815, “Derivatives and Hedging,” will be excluded;

(7) any non-cash charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(8) items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) and the related tax effects, in each case according to GAAP, will be excluded; and

(9) income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lower of (i) the maximum amount of such Contingent Obligation pursuant to the agreement or instrument under which such Contingent Obligation is created and (ii) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the Effective Date and each other director if such director’s nomination for election to the Board of Directors is recommended by a majority of the then Continuing Directors.

“COP Acquisition” shall mean the acquisition of certain oil and natural gas interests in the North Sea from ConocoPhillips (U.K.) Limited, ConocoPhilips Petroleum Limited and ConocoPhilips (U.K.) Lambda Limited pursuant to the COP Acquisition Agreement.

“COP Acquisition Agreement” shall mean the Sale and Purchase Agreement dated as of December 23, 2011 among ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, as sellers, and the Borrower, as buyer.

“Credit Documents” shall mean this Agreement, each Note, the Subsidiaries Guaranty, each Security Document, each Intercreditor Agreement, the Work Letter (for the purposes of Section 11.01 only) and, after the execution and delivery thereof pursuant to the terms of this Agreement, each joinder, accession or similar agreement by which any Subsidiary of Holdings becomes party to the Subsidiaries Guaranty or any Security Document.

“Credit Facilities” shall mean one or more debt facilities, commercial paper facilities or Debt Issuances, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor.

“Debt Issuance” shall mean one or more issuances after the date of this Agreement of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“De Minimus Guaranteed Amount” means a principal amount of Indebtedness of $5,000,000.

“Designated Collateral” shall mean, collectively, (i) any Collateral and (ii) any Indenture Collateral.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.01. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” shall mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Holdings that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Dutch Sector” shall mean the jurisdiction of The Netherlands commonly referred to as the Dutch Sector – North Sea.

“Effective Date” shall have the meaning provided in Section 11.10.

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding any natural Person, Holdings, the Borrower and their respective Subsidiaries and Affiliates.

“Employee Benefit Plan” shall mean any Plan, any other “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings, any of its Subsidiaries or any ERISA Affiliate.

“English Charge Over Shares” shall have the meaning provided in Section 5.01(h)(iv).

“English Debenture” shall have the meaning provided in Section 5.01(h)(iii).

“English Security Documents” shall mean and include (i) the English Charge Over Shares and (ii) the English Debenture.

“Environmental Law” shall mean any applicable U.S. federal, state, local, UK or other non-U.S. law (including common law), rule, regulation, ordinance, code, directive, judgment or order now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to the protection of the environment or of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials), or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“EOC” shall mean Endeavour Operating Corporation, a Delaware corporation.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings and/or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure of any Plan to satisfy the minimum funding standards, if any, applicable to that Plan for a Plan year under Section 412 of the Code or Section 302 of ERISA or a Plan’s application for a waiver of such minimum funding standards pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; (c) the arising of a lien or encumbrance under Section 4068 of ERISA; (d) a determination that any Plan is, or is expected to be, in at-risk status under Section 430(i) of the Code or Section 303(i) of ERISA; (e) the incurrence by Holdings, any of its Subsidiaries, or an ERISA affiliate of material liability (including any indirect, contingent, or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code; (f) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC to terminate or appoint a trustee to administer any Plan pursuant to Title IV of ERISA; (g) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the complete or partial withdrawal of Holdings, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan that gives rise to, or is expected to give rise to a liability under Section 4201 of ERISA, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by Holdings, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, any Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (i) the knowledge of Holdings of a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary (as defined in Section 3(21) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any Plan for which Holdings or any of its Subsidiaries is reasonably expected to incur a material liability.

“Escrow Agent” shall mean Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement, or any successor.

“Escrow Agreement” shall mean the Escrow Agreement dated as of February 23, 2012 among Citigroup Global Markets Inc., as representative of the several initial purchasers of the Indenture Notes, Holdings, EOC, Wilmington Trust, National Association, as trustee under the Second Priority Notes Indenture, Wells Fargo Bank, National Association, as collateral agent under the Indentures, as Escrow Agent and as trustee under the First Priority Notes Indenture.

“Escrow Period” shall mean the period beginning on February 23, 2012 and ending on the Escrow Release Date.

“Escrow Release Date” shall mean the date on which the Administrative Agent has received evidence satisfactory to it that each of the following events shall have occurred:

(1) the escrowed funds held by the Escrow Agent pursuant to the Escrow Agreement are released to or for the account of Holdings upon satisfaction of all conditions precedent to such release, as set forth in the Escrow Agreement;

(2) (a) all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement and all documentation related thereto shall have been repaid in full, together with all fees and other amounts owing thereon, and all commitments thereunder shall have been terminated; and

(b) all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating thereto shall have been terminated and released, and the Collateral Agent shall have received all such releases as may have been requested by the Collateral Agent, which releases shall be in form and substance satisfactory to the Collateral Agent. Without limiting the foregoing, there shall have been delivered to the Collateral Agent (i) proper termination or discharge of debt statements and/or forms (Form UCC-3 or the appropriate equivalent in each relevant jurisdiction) for filing under the UCC or equivalent statute or regulation of each relevant jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent in each relevant jurisdiction) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, (ii) terminations, releases or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (iii) terminations of all mortgages, leasehold mortgages, hypothecs, charges, pledges, assignments, deeds of trust or equivalent local security or Liens created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Existing Credit Agreement, all of which shall be in form and substance satisfactory to the Administrative Agent;

(3) the COP Acquisition has been consummated in accordance with the terms and conditions of the COP Acquisition Agreement and all applicable law; and

(4) each of the conditions precedent set forth in Section 5.02(a) shall be satisfied (both immediately before and after giving effect to the events described in preceding clauses (1), (2) and (3) above) (it being understood and agreed that the occurrence of the Escrow Release Date shall be deemed to be the incurrence of a Loan for purposes of such Section), and the Administrative Agent shall have received a certificate, dated the Escrow Release Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, any Director, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that each of the conditions precedent set forth in Section 5.02(a) have been satisfied on such date.

“Event of Default” shall have the meaning provided in Section 9.

“Excess Proceeds” shall have the meaning provided in Section 8.04.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean, on any day, with respect to any currency other than Dollars, the noon buying rate in New York City for such currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Excluded Asset” shall mean, collectively, (i) any Indenture Collateral and (ii) at any time following the Escrow Release Date, any Real Property or Oil and Gas Properties located in the United States.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of August 16, 2010, by and among Holdings, the Borrower, the Administrative Agent and the lenders party thereto.

“Existing Credit Agreement Consent” shall mean that certain Consent to Credit Agreement, dated as of the date hereof, by and among each Credit Party (as defined in the Existing Credit Agreement), the Administrative Agent and the lenders party thereto.

“Existing Indebtedness” shall mean the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries in existence on the date hereof, including the 5.5% Convertible Notes, the 12% Senior Subordinated Notes, the 11.5% Convertible Bonds and Indebtedness under the Existing Credit Agreement, until such amounts are repaid, except that neither the Indenture Notes nor any Indebtedness incurred under a Credit Facility outstanding on the date hereof shall be considered Existing Indebtedness or to have been incurred under the first paragraph of Section 8.03 and shall be considered to have been incurred under clause (2) (in the case of any such Indebtedness incurred under a Credit Facility) and clause (4) (in the case of the Indenture Notes) of the definition of “Permitted Debt” thereunder.

“Fair Market Value” shall mean, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an unaffiliated informed and willing buyer under no compulsion to buy, determined on the date of contractually agreeing to such sale, or in circumstances in which Holdings or a Restricted Subsidiary grants a third party the right to purchase an asset, the date of such grant. Fair Market Value will be determined in good faith by the Board of Directors of Holdings in the case of amounts of $20,000,000 or more and otherwise by the principal financial or accounting officer of Holdings acting in good faith.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“First/Second Lien Intercreditor Agreement” shall mean that certain Intercreditor Agreement of even date herewith, by and among each Credit Party, the Collateral Agent and Cyan Partners, LP, as collateral agent under the Existing Credit Agreement.

“First Priority Notes” shall mean the 12% First Priority Notes due 2018 issued pursuant to the First Priority Notes Indenture, including any such 12% First Priority Notes issued upon the exchange offer as contemplated in the First Priority Notes Indenture.

“First Priority Notes Indenture” shall mean that certain indenture, dated as of February 23, 2012, among Holdings, the guarantors party thereto, and Wells Fargo Bank, National Association, as collateral agent and trustee.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary the Equity Interests in which are owned directly by (a) Holdings or (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated Cash Flow for such reference period will be calculated giving pro forma effect to any expense and cost reductions or operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of Holdings and in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations arising under any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term as at the Calculation Date in excess of 12 months), but if the remaining term of such Hedging Agreement is less than 12 months, then it shall only be taken into account for that portion of the period equal to the remaining term thereof.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness; but including, without limitation, (a) amortization of debt issuance costs and accretion and amortization of original issue discount (except with respect to any 11.5% Convertible Bonds outstanding on the date hereof), (b) non-cash interest payments, (c) the interest component of any deferred payment obligations (other than that attributable to any commodity Hedging Agreement), (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, and (f) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to interest rate Hedging Agreements; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4) all dividends on any Disqualified Stock of such Person or any Disqualified Stock or series of preferred securities of any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Restricted Subsidiary of Holdings,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of Holdings that was not formed under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States, which are in effect on the date of this Agreement.

“Governmental Authority” shall mean the government of the United Kingdom, the United States, the European Union and any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include each of the Administrative Agent, the Collateral Agent, the Lenders and, to the extent such party constitutes a Secured Creditor under the Security Documents, each Approved Third Party Credit Provider.

“Guaranteed Obligations” shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and all Loans made to, the Borrower under this Agreement and all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), indebtedness and liabilities (including, without limitation, indemnities, fees and interest (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) thereon) of the Borrower to the Lenders, the Administrative Agent and the Collateral Agent now existing or hereafter incurred under, arising out of or in connection with this Agreement and each other Credit Document to which the Borrower is a party and the due performance and compliance by the Borrower with all the terms, conditions and agreements contained in the Credit Agreement and in each such other Credit Document and (ii) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for herein, whether or not such interest is an allowed claim in any such proceeding) of the Borrower or any Guarantor owing under any Hedging Agreement or reimbursement agreement related to any Third Party Letter of Credit in each case entered into with, or issued or provided by, an Approved Third Party Credit Provider to the extent such Approved Third Party Credit Provider is a party to the ATPC Intercreditor Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guarantor” shall mean each of Holdings and each Subsidiary Guarantor.

“Guaranty” shall mean each of the Holdings Guaranty and the Subsidiaries Guaranty.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise regulated as, hazardous or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any petroleum, Hydrocarbons and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Hedging Agreement” shall mean any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging agreement.

“Holdings” shall have the meaning provided in the first paragraph of this Agreement.

“Holdings Common Stock” shall have the meaning provided in Section 6.13.

“Holdings Guaranty” shall mean the guaranty of Holdings pursuant to Section 12.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, leasehold interests and licenses, oil, gas and mineral leases, leasehold interests and licenses, or other liquid or gaseous hydrocarbon licenses, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.

“Hydrocarbons” shall mean oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the most recently ended four full fiscal quarters of Holdings for which internal financial statements are available, have assets (for this purpose, determined exclusive of intercompany receivables and in the case of determinations with respect to EOC, exclusive of investments in its Subsidiaries) with a book value in excess of 2.5% (or, in the case of EOC, 10.0%) of the consolidated total assets of Holdings and its Subsidiaries; provided that if at any time the aggregate amount of consolidated total assets attributable to Immaterial Subsidiaries (other than EOC) would otherwise exceed 10% of the consolidated total assets of Holdings and its Subsidiaries, then Subsidiaries that would otherwise constitute Immaterial Subsidiaries pursuant to this definition (without giving effect to this proviso) shall be deemed not to constitute Immaterial Subsidiaries to the extent necessary so that the percentage limitation in this proviso is not exceeded. For purposes of calculations of the book value of assets of a Subsidiary pursuant to this definition (i) the value of the loan evidenced by that certain revolving loan facility agreement dated January 23, 2008 (as amended, supplemented or modified from time to time) between Endeavour International Holding B.V. and Endeavour Energy Luxembourg S.a.r.l., and (ii) the value of other loans and receivables in an aggregate amount not in excess of $5,000,000 owed to such Subsidiary by Holdings or any other Subsidiary of Holdings, in each case shall be disregarded. Notwithstanding anything to the contrary above in this definition, except for EOC (which shall, in any event, be subject to the provisions of the second preceding sentence) in no event shall an Indenture Guarantor be considered an Immaterial Subsidiary for the purposes of this Agreement.

“Incremental Amendment” shall have the meaning provided in Section 2.11.

“Indebtedness” shall mean, with respect to any specified Person:

(1) any indebtedness of such Person, whether or not contingent, in respect of borrowed money;

(2) all obligations evidenced by bonds, notes, debentures or similar instruments;

(3) all obligations in respect of bankers’ acceptances or letters of credit (including reimbursement obligations in respect thereof, except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation (which shall be deemed to be the principal amount thereof) is satisfied within five Business Days of payment on such letter of credit);

(4) all Capital Lease Obligations or Attributable Debt in respect of Sale Leaseback Transactions;

(5) all obligations representing the balance deferred and unpaid of the purchase price of any property (other than (i) property purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business, (ii) obligations payable solely in Capital Stock that is not Disqualified Stock and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);

(6) all obligations under Hedging Agreements;

(7) with respect to Production Payments, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i) any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii) any obligation of a Person in respect of the balance deferred and unpaid of the purchase price of any property in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, development, completion or other expenses of an exploratory or development well or program (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or program in exchange for an ownership interest in an oil or gas property;

(iii) any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise); and

(iv) subject to clause (7) above, any Dollar-Denominated Production Payments or Volumetric Production Payments.

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) in the case of obligations under any Hedging Agreements, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indemnified Person” shall have the meaning provided in Section 11.01.

“Indenture Collateral” shall mean (i) any shares of stock and other Equity Interests in any First-Tier Foreign Subsidiary and the certificates, if any, representing such Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto, (ii) any promissory notes or other Indebtedness owed by any Foreign Subsidiary to Holdings or any Domestic Subsidiary of Holdings and any other instruments or agreements evidencing such Indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness, (iii) all proceeds of, income and other payments (including, without limitation, dividends and distributions received) now or hereafter due and payable with respect to, and supporting obligations relating to, any of the assets described in preceding clauses (i) and (ii) and (iv) any other assets not described above in this definition to the extent, but only to the extent, a Lien is granted in such assets by Holdings or an Indenture Guarantor for the benefit of the holders of the Indenture Notes pursuant to the security and pledge documents in the form and substance substantially identical (as determined by the Administrative Agent) to the various forms of security and pledge documentation attached to the Escrow Agreement as Exhibits D-1, D-2, D-3, E-1, E-2 and E-3 thereto (in each case as such forms, documents, agreements and exhibits are in effect as of the date hereof).

“Indenture Documents” shall mean and include each of the documents, instruments (including the Indenture Notes) and other agreements (including, without limitation, the Indentures) relating to the issuance by Holdings of the Indenture Notes.

“Indenture Guarantors” shall mean each of (a) the Restricted Subsidiaries of Holdings executing the Indentures as initial Indenture Guarantors, (b) any other Restricted Subsidiary of Holdings that executes a supplement to the Indentures in accordance with the terms thereof and (c) the respective successors and assigns of such Restricted Subsidiaries in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to the terms thereof.

“Indenture Notes” shall mean, collectively, the First Priority Notes and the Second Priority Notes.

“Indenture Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Holdings or any Indenture Guarantor arising under the Indentures, the Indenture Notes and the other Indenture Documents (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Holdings or any Indenture Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Indentures” shall mean, collectively, the First Priority Notes Indenture and the Second Priority Notes Indenture.

“Independent Engineering Firm” shall mean Netherland, Sewell & Associates, Inc. and/or one or more independent engineering firms selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Initial Funding Date” shall mean the date occurring on or after the Effective Date on which the first incurrence of Loans occurs.

“Intercreditor Agreement” shall mean each of the First/Second Lien Intercreditor Agreement and the ATPC Intercreditor Agreement.

“Interest Rate Hedging Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement or other interest rate protection agreement, interest rate hedging arrangement or other similar arrangement or arrangement.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and (2) advances to customers or suppliers in the ordinary course of business that are recorded in accordance with GAAP as accounts receivable on the balance sheet of the lender), or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under Applicable Law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 8.01. The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment made by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 8.01. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” shall mean any Person that is not a direct or indirect Subsidiary of Holdings in which Holdings or any of its Restricted Subsidiaries makes any Investment.

“Lead Arranger” shall mean Cyan Partners, LP, in its capacity as Sole Lead Arranger and Sole Book Runner, and any successor thereto.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule 1.01(a) hereto, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.09, Section 2.11 or Section 11.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii).

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Loan” shall mean have the meaning provided in Section 2.01.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property or financial condition of Holdings and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (ii) on the ability of any Credit Party to perform its obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (iii) on a material portion of the Collateral.

“Maturity Date” shall mean October 12, 2013; provided that, in the event that the Escrow Release Date has not occurred on or before the earliest to occur of (i) June 15, 2012, (ii) the day on which the COP Acquisition Agreement shall have been terminated (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) and (iii) any escrowed funds held by the Escrow Agent shall have been released to the holders of the Indenture Notes pursuant to a Special Mandatory Redemption (as defined in the Escrow Agreement) or otherwise, the Maturity Date shall instead mean such earliest date.

“Minority Interest” shall mean the percentage interest represented by any Capital Stock of a Restricted Subsidiary of Holdings that are not owned by Holdings or a Restricted Subsidiary of Holdings.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries and/or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Proceeds” shall mean the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, and any relocation and severance expenses and charges of personnel incurred as a result of the Asset Sale,

(2) taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(3) amounts required to be applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien on the assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by Applicable Law, be repaid out of the proceeds from such Asset Sale,

(4) all distributions and other payments required to be made to Minority Interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, and

(5) any appropriate amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such assets or for liabilities associated with such Asset Sale and retained by Holdings or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Holdings or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” shall mean (a) all current assets of Holdings and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of Holdings and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to Oil and Gas Properties and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of Holdings prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC Topic 815, “Derivatives and Hedging”).

“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean each Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.

“Non-Recourse Debt” shall mean Indebtedness:

(1) as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender; and

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the property or assets of Holdings or its Restricted Subsidiaries.

For purposes of determining compliance with Section 8.03, in the event that any Non-Recourse Debt of any of Holdings’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings.

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Non-U.S. Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not a U.S. Subsidiary of such Person.

“North Sea” shall mean, collectively, the Dutch Sector, the UK Sector and surrounding areas of the North Sea, including, without limitation, any such areas in Scottish or Norwegian waters.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice Office” shall mean, for credit and operational notices, the office of the Administrative Agent located at 399 Park Avenue, 39th Floor, New York, New York, 10022 Attention: Jonathan Tunis, Telephone No.: (212) 380-5863, Telecopier No.: (212) 380-5871, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including, without limitation, any Guaranty), including, without limitation, all amounts in respect of any principal, interest (including (a) PIK Interest and (b) any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement or the respective other Credit Document, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts.

“Officers’ Certificate” shall mean a certificate signed on behalf of Holdings by two of its Officers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of Holdings, as the case may be.

“Oil and Gas Business” shall mean:

(1) the acquisition, exploration, development, production, operation and disposition of interests in crude oil, natural gas and other Hydrocarbon properties;

(2) the gathering, marketing, treating, processing, refining, storage, distribution, selling and transporting of any production from such interests or properties;

(3) any business relating to exploration for or development, production, treatment, processing, refining, storage, transportation or marketing of crude oil, natural gas and other Hydrocarbons and products produced in association therewith; and

(4) any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Oil and Gas Contracts” shall mean all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, subleases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of Holdings and each of its Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting, or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of Holdings and each of its Subsidiaries, as any such contracts and agreements may be amended, restated, modified, substituted or supplemented from time to time.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all currently existing or future rights arising under (i) unitization agreements, orders or other arrangements, (ii) pooling orders, agreements or other arrangements and (iii) declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (d) all pipelines, gathering lines, compression facilities, tanks and processing plants; (e) all interests held in royalty trusts whether currently existing or hereafter created; (f) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (g) all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including (i) any and all Real Property, now owned or hereafter acquired, leased or subleased or otherwise used or held for use in connection with the operating, working or development of any such Hydrocarbon Interests or property and (ii) any and all surface leases, subleases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing); (h) all production units, drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction; and (i) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests.

“Patriot Act” shall have the meaning provided in Section 11.17.

“Payment Office” shall mean the office of the Administrative Agent located at 399 Park Avenue, 39th Floor, New York, New York 10022 or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition Indebtedness” shall mean Indebtedness or Disqualified Stock of Holdings or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of Holdings, (b) such Person was merged or consolidated with or into Holdings or any of its Restricted Subsidiaries or (c) properties or assets of such Person were acquired by Holdings or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Person became a Restricted Subsidiary of Holdings or the date such Person was merged or consolidated with or into Holdings or any of its Restricted Subsidiaries, or on the date of such property or asset acquisition, as applicable, either

(1) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, Holdings or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 8.03, or

(2) immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of Holdings would be equal to or greater than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.

“Permitted Business Investments” shall mean Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1) direct or indirect ownership of crude oil, natural gas, other related Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2) the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Debt” shall have the meaning provided in Section 8.03.

“Permitted Investments” shall mean:

(1) subject to compliance with the Additional Guarantor Requirement as of the date of such Investment, any Investment in Holdings or in a Restricted Subsidiary of Holdings;

(2) any Investment in cash and Cash Equivalents;

(3) subject to compliance with the Additional Guarantor Requirement as of the date of such Investment, any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of Holdings; or

(b) such Person is merged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 8.04;

(5) any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(6) any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7) Hedging Agreements permitted under this Agreement;

(8) guarantees by Holdings or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Holdings or any Restricted Subsidiary of Holdings in the ordinary course of business or otherwise customary in the Oil and Gas Business;

(9) Permitted Business Investments (including any Permitted Business Investment made as the result of the receipt of non-cash consideration pursuant to clause (8) of the items deemed not to be Asset Sales under the definition of “Asset Sale”);

(10) Investments that are in existence on the date of this Agreement;

(11) bid, performance, surety and similar bonds (other than with respect to Indebtedness) and lease, utility, tax and workers’ compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business by Holdings or any of its Restricted Subsidiaries and necessary or appropriate in connection with their operations;

(12) loans or advances to officers, directors, employees or consultants made in the ordinary course of business or otherwise customary in the Oil and Gas Business and otherwise in compliance with Section 8.05 of this Agreement;

(13) Investments of a Restricted Subsidiary acquired after the date hereof or of any entity merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with Section 8.09 of this Agreement, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14) Investments received as a result of a foreclosure by, or other transfer of title to, Holdings or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(15) subject to compliance with the Additional Guarantor Requirement as of the date of such Investment, other Investments (but excluding repurchases of or other Investments in the Indenture Notes or Specified Junior Debt Issuances) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of $35,000,000 and 3.0% of Holdings’ Adjusted Consolidated Net Tangible Assets determined at the time of such Investment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investment made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to this clause); provided, however, that if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall, subject to compliance with the Additional Guarantor Requirement, thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, Holdings may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” shall mean:

(1) Liens created by or pursuant to this Agreement and the Security Documents in favor of the Secured Creditors; provided that, prior to the Escrow Release Date, no such Liens shall be permitted to be created in favor (or for the benefit) of Approved Third Party Credit Providers;

(2) Liens in favor of the Borrower or the Guarantors (other than Liens securing intercompany Indebtedness);

(3) Liens on any asset or property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any properties or assets other than those of the Person merged into or consolidated with Holdings or the Restricted Subsidiary;

(4) Liens on any asset or property existing at the time of acquisition of the asset or property by Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to other assets or properties of Holdings or any Restricted Subsidiary (other than any asset or property affixed or appurtenant thereto);

(5) any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6) Liens on any asset or property acquired, constructed or improved by Holdings or any of its Restricted Subsidiaries in the ordinary course of business; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 180 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7) Liens existing on the date of this Agreement, other than (a) Liens securing any Credit Facilities and (b) Liens securing Indebtedness under the Existing Credit Agreement or any guarantees thereof;

(8) Liens to secure the performance of tenders, bids, statutory obligations, appeal bonds, government contracts, bid, performance, surety or similar bonds or other obligations of a like nature incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries and necessary or appropriate in connection with their operations;

(9) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Holdings or any Restricted Subsidiary of Holdings to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture;

(10) Liens in respect of Production Payments and Reserve Sales that are limited to the property subject to such Production Payments and Reserve Sales;

(11) Liens arising under oil and gas leases, overriding royalty interest agreements, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements, land purchase option arrangements, participation and development agreements, joint operating agreements, and other agreements (including, without limitation, options, put and call arrangements, rights of first offer, rights of first refusal, preferential rights, restrictions on dispositions and the like and those of the type described in the definition of “Permitted Business Investments”) arising in the ordinary course of business of Holdings and its Restricted Subsidiaries or that are customary in the Oil and Gas Business;

(12) Liens upon specific items of inventory, receivables or other goods or proceeds of Holdings or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 8.03;

(13) Liens on the Indenture Collateral securing the Indenture Obligations;

(14) Liens to secure payment and performance of Hedging Agreements of Holdings or any of its Restricted Subsidiaries;

(15) any attachment or judgment Lien that does not constitute an Event of Default;

(16) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or any of its Restricted Subsidiaries;

(17) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by Holdings or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(18) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(19) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Holdings and its Restricted Subsidiaries, taken as a whole;

(20) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 8.01 of this Agreement;

(21) Liens arising from royalties, overriding royalties, revenue interests, net revenue interests, net profit interests, reversionary interests, production payments, preferential rights of purchase, working interests and other similar interests in Hydrocarbons, all as ordinarily exist with respect to properties and assets of Holdings and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business;

(22) Liens securing Indebtedness under the Existing Credit Agreement and guarantees thereof by Holdings and the Subsidiary Guarantors; provided that such Liens shall not be permitted under this clause (22) at any time after the Escrow Release Date;

(23) Liens of the Borrower or any Guarantor (other than Liens securing intercompany Indebtedness), provided that (a) after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (23) does not exceed $25,000,000 and (b) such Liens are subordinated and junior to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent; and

(24) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement and incurred to refinance Indebtedness that was previously so secured other than Indebtedness referred to in clause (1) above, provided that any such Lien is limited to all or part of the same assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of assets that is the security for a Permitted Lien hereunder.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Holdings or any of its Restricted Subsidiaries or any Disqualified Stock of Holdings incurred or issued in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of Holdings (the “Refinanced Indebtedness”); provided that:

(1) the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest on, or accrued and unpaid dividends on, the Refinanced Indebtedness, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than or equal to the shorter of (A) 91 days following the Maturity Date or (B) the final maturity date or redemption date, as applicable, of the Refinanced Indebtedness;

(3) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred equal to or greater than the shorter of (A) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (B) the Weighted Average Life to Maturity that would result if all payments of principal on the Refinanced Indebtedness that were due on or after the date that is 91 days following the Maturity Date were instead due on the Maturity Date;

(4) if the Refinanced Indebtedness is contractually subordinated or otherwise junior in right of payment to the Obligations, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness;

(5) such Permitted Refinancing Indebtedness is not incurred or guaranteed by any Person that is not the issuer or otherwise an obligor with respect to the Refinanced Indebtedness unless such Person is a Credit Party; and

(6) except as otherwise provided in clause (3) of the second paragraph of Section 8.01 (which enumerates provisions not prohibited by the preceding provisions), the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable, defeasable or dischargeable, as the case may be, at the option of the obligor thereof or is redeemable or prepayable or may be defeased or discharged only with notice, in which case, such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable, prepayable or subject to defeasance or discharge, as the case may be, or such notice period lapses and then shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired within 60 days of the incurrence of the Refinancing Indebtedness.

“Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or other entity.

“PIK Interest” shall have the meaning provided in Section 2.07(b).

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Probable Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data suggests are more likely than not to be recoverable with presently available technology at an economically viable cost (as determined in accordance with the guidelines of the Society of Petroleum Engineers).

“Process Agent” shall have the meaning provided in Section 11.16(a).

“Production Payments” shall mean, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Production Payments and Reserve Sales” shall mean the grant or transfer by Holdings or a Restricted Subsidiary of Holdings to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to Holdings or a Subsidiary of Holdings.

“Project Documents” shall mean and include in relation to each Oil and Gas Property of Holdings or any of its Restricted Subsidiaries (a) each joint operating agreement and/or unitization and unit operating agreement relating thereto, each agreement relating to the development thereof or the transportation, processing and/or storage of production therefrom and each agreement for the sale or marketing of production therefrom and each other major agreement relating to such Oil and Gas Property and/or Hydrocarbons produced therefrom, (b) each Authorization required for the lawful exploitation, development, or operation of such Oil and Gas Property or the production, transportation or sale of Hydrocarbons therefrom (and including, without limitation, any Hydrocarbons production license), (c) any development plan approved by any relevant operating committee and/or any Governmental Authority relating to that Oil and Gas Property and (d) any other document designated as such by the Administrative Agent acting reasonably.

“Protected Party” shall mean any Agent or Lender which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Credit Document.

“Proved Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

“Public Lender” shall have the meaning provided in Section 7.01.

“PV-10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Reserves on Holdings’ and each of its Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 7.01(d), utilizing (a) in the case of any Oil and Gas Properties located in the United States or any of its territories or possessions (including U.S. Federal waters in the Gulf of Mexico), the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the Administrative Agent, in the case of each of clauses (a), (b), and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For purposes of calculating PV-10 Value, any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December, beginning September 28, 2012.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” shall have the meaning provided in Section 11.15.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into or upon any land or water or air, or otherwise entering into the environment.

“Replaced Lender” shall have the meaning provided in Section 2.09.

“Replacement Lender” shall have the meaning provided in Section 2.09.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under PBGC Regulations promulgated under Section 4043 of ERISA.

“Reporting Default” shall mean a Default arising from a failure to comply with Section 7.01, subject to the applicable grace period set forth in Section 9.03.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Commitments (or, after the termination thereof, Loans) at such time represents at least a majority of the sum of all outstanding Commitments (or, after the termination thereof, the then outstanding Loans) of Non-Defaulting Lenders.

“Reserve Report” shall mean (a) each annual reserve report prepared by Holdings and audited by an Independent Engineering Firm, in form and detail consistent with the Reserve Report delivered pursuant to Section 5.01(l) or otherwise reasonably acceptable to the Administrative Agent and (b) each interim reserve report prepared by Holdings, in form and detail reasonably acceptable to the Administrative Agent (it being understood and agreed that Holdings will prepare each such interim reserve report based on the most recent annual Reserve Report, as adjusted for actual production, operating costs, capital costs and net additions of Proved Reserves and Probable Reserves during the calendar months of the respective year specified therein), in each case with respect to Oil and Gas Properties of Holdings and each of its Subsidiaries as of (i) December 31 of the year immediately preceding the year in which such report is delivered pursuant to Section 7.01(d), in the case of an annual reserve report or (ii) June 30 of the year in which such report is delivered pursuant to Section 7.01(d) (or such other date specified therein in the event Holdings has elected to deliver additional reserve reports pursuant to Section 7.01(d)), in the case of semi-annual or additional reserve reports. Each Reserve Report prepared by Holdings shall be certified by the chief engineering officer of Holdings as being accurate in all material respects.

“Restricted Investment” shall mean any Investment other than a Permitted Investment

“Restricted Payment” shall have the meaning provided in Section 8.01(4).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary

“Returns” shall have the meaning provided in Section 6.09.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Priority Notes” shall mean the 12% Second Priority Notes due 2018 issued pursuant to the Second Priority Notes Indenture, including any such 12% Second Priority Notes issued upon the exchange offer contemplated in the Second Priority Notes Indenture.

“Second Priority Notes Indenture” shall mean that certain indenture, dated as of February 23, 2012, among Holdings, the guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Document” shall mean and include each of the U.S. Security Agreement, each Mortgage and the English Security Documents, after the execution and delivery thereof, each Additional Security Document and any other related document, agreement or grant pursuant to which Holdings or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors.

“Settlement Date” shall have the meaning provided in Section 8.04.

“Specified Junior Debt Issuance” shall mean any senior unsecured Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordination Agreement” shall mean that certain Subordination Agreement, dated as of the date hereof, by and among the Borrower, EOC and the Administrative Agent.

“Subsidiary” shall mean, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiaries Guaranty” shall have the meaning provided in Section 5.01(h)(i).

“Subsidiary Guarantor” shall mean each Subsidiary of Holdings whether existing on the Effective Date or established, created or acquired after the Effective Date, that has executed and delivered the Subsidiaries Guaranty or has otherwise become a party thereto by means of the execution and delivery of a joinder, accession or similar agreement (in form and substance satisfactory to the Administrative Agent) by such Subsidiary unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof. The Subsidiary Guarantors on the Effective Date are listed on Schedule 1.01(b).

“Successor Company” shall have the meaning provided in Section 8.09(a).

“Supermajority Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Commitments (or, after the termination thereof, Loans) at such time represents at least 66 2/3% of the sum of all outstanding Commitments (or, after the termination thereof, the then outstanding Loans) of Non-Defaulting Lenders.

“Syndication Date” shall mean the date on which the Administrative Agent determines in its sole discretion (and notifies the Borrower) that the primary syndication (and the resultant addition of Persons as Lenders pursuant to Section 11.04(b)) has been completed.

“Tax” shall mean any tax, levy impost, duty fee, assessment or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Credit Document.

“Tax Payment” shall mean either the increase in a payment made by a Credit Party to a Lender or Agent under Section 4.04(a) or a payment under Section 4.04(b).

“Tax Refund” shall mean a refund of any Tax Deduction.

“Third Party Letter of Credit” shall mean a letter of credit issued by an Approved Third Party Credit Provider for the account of Holdings or any of its Subsidiaries in support of obligations permitted by this Agreement.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PV-10 Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

“Total Available Commitment” shall mean, at any time, the sum of the Available Commitments of each of the Lenders at such time.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Unutilized Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Commitment in effect at such time less (y) the aggregate principal amount of all Loans outstanding at such time.

“Transactions” shall mean, collectively, (a) the occurrence of the Effective Date, (b) the consummation of the COP Acquisition, (c) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (d) the incurrence of Loans on the Effective Date and the use of proceeds thereof, (e) the release of the escrow funds pursuant to the Escrow Agreement and (f) the payment of all fees and expenses in connection with the foregoing.

“Treaty” has the meaning provided in the definition of Treaty State appearing herein.

“Treaty Lender” shall mean a Lender which:

(a) is treated as a resident of a Treaty State for the purposes of the Treaty;

(b) does not carry on a business in the jurisdiction of the Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected;

(c) meets all other conditions in the relevant Treaty for full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Credit Party on interest, except that for this purpose it shall be assumed that the following are satisfied:

(i) any condition which relates (expressly or by implication) to there not being a special relationship between the Borrower and a Lender or between both of them and another person, or to the amounts or terms of any Loan or the Credit Documents; and

(ii) any necessary procedural formalities.

“Treaty State” shall mean a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Process Agent” shall have the meaning provided in Section 11.16(b).

“UK Sector” shall mean the jurisdiction of United Kingdom commonly referred to as the UK Sector – North Sea.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), but only to the extent such excess could reasonably be expected to result in material liability to Holdings or a Subsidiary.

“United Kingdom” and “UK” shall mean each of England, Wales, Northern Ireland and Scotland, as the case may be, and shall include the UK Sector – North Sea.

“United States” and “U.S.” shall each mean the United States of America and any of its territories or possessions (including U.S. federal waters in the Gulf of Mexico).

“Unrestricted Subsidiary” shall mean any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or investment therein), other than the Borrower, any parent company of the Borrower or any Subsidiary owning Collateral, that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than Holdings or any of its Restricted Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless (a) the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings and (b) to the extent that clause (a) is not satisfied, the excess value of such agreement, contract, arrangement or understanding shall be deemed a Restricted Payment;

(3) is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation;

(5) does not (and none of its Subsidiaries) own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(6) either alone or in the aggregate with all other Unrestricted Subsidiaries, does not own or operate all or substantially all of the properties, assets or business of Holdings and its Subsidiaries;

provided, however, that items (1) through (6) shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under this Agreement or to prevent an Unrestricted Subsidiary from providing a guarantee of the Obligations.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 8.01 in accordance with Section 8.08. In the case of any designation by Holdings of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of Holdings in accordance with the provisions of this Agreement, such designation shall be deemed to have occurred for all purposes of this Agreement simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 8.03, Holdings will be in default of such covenant.

“Unutilized Commitment” shall mean, with respect to any Lender at any time, such Lender’s Commitment at such time less the aggregate outstanding principal amount of all Loans made by such Lender at such time.

“U.S. Security Agreement” shall have the meaning set forth in Section 5.01(h)(ii).

“U.S. Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof of the District or Columbia.

“VAT” shall mean value added tax as provided for in the UK’s Value Added Tax Act 1994 and any other tax of a similar nature in any jurisdiction.

“Volumetric Production Payments” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Non-U.S. Subsidiary of Holdings, with respect to the preceding clauses (a) and (b), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Wholly-Owned Subsidiary Guarantor” shall mean, any Wholly-Owned Subsidiary of Holdings which is a Subsidiary Guarantor.

“Work Letter” shall mean that certain Work Letter, dated April 2, 2012, among Holdings, the Borrower and Cyan Partners, L.P.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments. Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Maturity Date, a revolving loan or revolving loans (each, a “Loan” and, collectively, the “Loans”) to the Borrower, which Loans (i) shall be denominated in Dollars, (ii) may be repaid and reborrowed in accordance with the provisions hereof, and (iii) shall not exceed for any such Lender at any time outstanding the Available Commitment of such Lender at such time (with such outstanding Loans to be calculated without regard to any PIK Interest that may have been added to the outstanding principal amount of Loans pursuant to Section 2.07). All references herein to a “Loan” or “Loans”, to “principal” or the “principal amount” of any Loan or Loans and other terms of like import shall mean Loans incurred by the Borrower plus PIK Interest that is added to outstanding principal of Loans pursuant to Section 2.07 minus repayments and prepayments of Loans pursuant to this Agreement.

2.02. Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing shall not be less than $2,500,000.

2.03. Notice of Borrowing. (a) When the Borrower desires to incur Loans hereunder, the Borrower shall give the Administrative Agent at the Notice Office at least five Business Days’ prior notice thereof; provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York City time) on such day. Such notice (the “Notice of Borrowing”), shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing and (ii) the date of such Borrowing (which shall be a Business Day). The Administrative Agent shall promptly (and in any event within one Business Day of receipt of a Notice of Borrowing) give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower, prior to receipt of written confirmation. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.04. Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion (determined in accordance with Section 2.06) of the Borrowing requested to be made on such date. All such amounts will be made available in Dollars and in immediately available funds at the Payment Office, and the Administrative Agent will make available to the Borrower at the Payment Office the aggregate of the amounts so made available by the Lenders. Unless the Administrative Agent shall have been notified by any Lender prior to the date of such Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of such Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the Borrower, the rate of interest applicable to the Loans, as determined pursuant to Section 2.07. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05. Notes. (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be stated in the Register maintained by the Administrative Agent pursuant to Section 11.15 and shall also be stated in a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Note” and, collectively, the “Notes”).

(b) Each Lender will note on its internal records the amount of Loans made by it (as well as any increase thereto as a result of the payment of PIK Interest) and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05, no failure of any Lender to obtain, maintain or produce a Note shall affect, or in any manner impair, the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be stated therein in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender becomes a party to this Agreement, the Borrower shall promptly execute and deliver to the respective Lender a Note in an amount equal to the aggregate principal amount of the Loans made or held by such Lender.

2.06. Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Available Commitments. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07. Interest. (a) The Borrower agrees to pay cash interest (“Cash Interest”) in respect of the unpaid principal amount of the Loans from the date of Borrowing thereof until the maturity thereof (whether by acceleration or otherwise), at a rate per annum equal to (i) during the period from the Effective Date until the Escrow Release Date, 12% and (ii) from and after the Escrow Release Date, 13%.

(b) In addition to the payment of Cash Interest pursuant to preceding clause (a), the Borrower shall, during the period from the Effective Date until the Escrow Release Date, pay additional interest on the Loans at a rate per annum equal to 3.0% “in kind”, with the amount of interest accruing pursuant to this clause (b) being added to the outstanding principal amount of the Loans on each Quarterly Payment Date occurring during such period; provided that in the event the Borrower provides written notice thereof to the Administrative Agent prior to 11:00 A.M. (New York City time) at least two Business Days prior to the relevant Quarterly Payment Date, the Borrower may pay in cash interest accrued pursuant to this clause (b) that is payable on such Quarterly Payment Date. Such paid-in-kind interest (“PIK Interest”) shall be deemed paid, and the principal amount of the Loans as so increased shall be deemed “Loans” hereunder and under the other Credit Documents for all purposes and shall thereafter accrue interest in accordance with the terms of this Agreement.

(c) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by the Loans. Interest that accrues under this Section 2.07(b) shall be payable on demand.

(d) Accrued (and theretofore unpaid) interest on Loans shall be payable (i) quarterly in arrears on each Quarterly Payment Date, (ii) on the date of any repayment or prepayment (on the amount repaid or prepaid) and (iii) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

2.08. Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10 or 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.08 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 4.04.

2.09. Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10 or 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders or (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 11.12(b), the Borrower shall have the right, subject to Section 11.12(c), in accordance with Section 11.04(b), if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent; provided that:

(A) at the time of any replacement pursuant to this Section 2.09, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Borrower) pursuant to which the Replacement Lender shall acquire all of the Commitments (if any) and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (x) an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the respective Replaced Lender, and (y) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 3.01; and

(B) all obligations of the Borrower then owing to the Replaced Lender (other than those specifically described in clause (A) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.09, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.09 and Section 11.04. Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (A) and (B) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 11.15 and delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 4.04, 10.06, 11.01 and 11.06), which shall survive as to such Replaced Lender.

2.10. Capital Adequacy. (a) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitment hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10, will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(b) Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10).

2.11. Incremental Revolving Loans. (a) The Borrower may at any time or from time to time after the Syndication Date (or earlier if approved by the Administrative Agent), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Commitments, each such increase, a “Commitment Increase”; provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist, (ii) unless otherwise agreed to by the Required Lenders, the Total Commitments shall not exceed $100,000,000 after giving effect to any Commitment Increases, (iii) unless agreed to by the Supermajority Lenders, the Total Commitments shall not exceed $150,000,000 after giving effect to any Commitment Increases and (iv)(1) the aggregate amount of any Commitment Increase pursuant to this Section 2.11 shall not exceed such amount as is equal to the difference of (x) the amount of Indebtedness which is then permitted to be incurred by the Borrower and the other Credit Parties in reliance on Section 4.09(1)(a), (1)(b) or (1)(c) (as applicable) of the Indentures minus (y) the Total Commitments outstanding hereunder immediately prior to such Commitment Increase and (2) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate certifying, in reasonable detail, as to compliance with the requirements of preceding subclause (iv)(1). Each Commitment Increase shall be in an aggregate principal amount that is not less than $2,500,000. Loans made pursuant to any Commitment Increase shall have the same terms and conditions as those applicable to the Loans. Each notice from the Borrower pursuant to this Section 2.11 shall set forth the requested amount of the relevant Commitment Increases. Commitment Increases may be made by any existing Lender (but no existing Lender will have any obligation to make a portion of any Commitment Increase) or by any other bank or other financial institution that is an Eligible Transferee (any such other bank or other financial institution being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender’s providing any such Commitment Increase. Commitment Increases shall be provided pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment Increases, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, with the consent of Holdings, the Borrower and the Administrative Agent, but without the consent of any other Credit Party, the Collateral Agent or Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.11. The Borrower may use the proceeds of the Loans made pursuant to any Commitment Increase for any purpose not prohibited by this Agreement.

(b) If, on the date of any increase in the Commitments pursuant to this Section, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.10. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

SECTION 3. Fees; Reductions of Commitment.

3.01. Fees. (a) The Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to and including the Maturity Date (or such earlier date on which the Total Commitment has been terminated) computed at a rate per annum equal to 5.0% of the Unutilized Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable to each Lender (based on its pro rata share thereof) quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Commitment is terminated.

(b) Voluntary termination of Commitments pursuant to Section 3.02 prior to the date which is three months after the Effective Date, will be subject to payment to the Administrative Agent, for the ratable account of each Lender, of a fee equal to the amount of interest and Commitment Commission that would have accrued from the date of such termination through and including the date which is three months after the Effective Date, assuming such termination had not occurred (in each case, with the calculation of such amount based on the average principal amount of Loans outstanding from the Effective Date through to the date of such termination). Any voluntary reduction of Commitments pursuant to Section 3.02, shall be subject to a fee calculated in the same manner as provided for the fee payable pursuant to the preceding sentence but reduced on a ratable basis by reference to the proportion that the amount of such Commitment reduction bears to the Total Commitment as in effect at such time. Such fees shall be due and payable upon the date of any voluntary prepayment or the due date of such required repayment, as the case may be.

(c) The Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings, the Borrower or any of its Subsidiaries and the Administrative Agent.

3.02. Voluntary Termination or Reduction of Unutilized Commitments. Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty (except as provided in Section 3.01(b)) to terminate the Total Unutilized Commitment in whole, or reduce it in part, pursuant to this Section 3.02, in an integral multiple of $5,000,000 in the case of partial reductions to the Total Unutilized Commitment; provided that each such reduction shall apply proportionately to permanently reduce the Commitment of each Lender.

3.03. Mandatory Termination of Commitments. (a) The Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Maturity Date.

(b) The Commitments of the Lenders shall be reduced as and when required in accordance with Section 8.04.

SECTION 4. Prepayments; Payments; Taxes.

4.01. Voluntary Prepayments. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the Borrower shall give the Administrative Agent prior to 12:00 Noon (New York City time) at the Notice Office at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Loans, which notice shall specify the amount of such prepayment and which notice the Administrative Agent shall, promptly transmit to each of the Lenders; (ii) each partial prepayment of Loans pursuant to this Section 4.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent); and (iii) each prepayment of Loans pursuant to this Section 4.01 shall be applied pro rata among such Loans.

4.02. Mandatory Repayments.

(a) On any day on which the aggregate outstanding principal amount of all Loans (with such outstanding Loans to be calculated without regard to any PIK Interest that may have been added to the outstanding principal amount of Loans pursuant to Section 2.07, but after giving effect to all other repayments thereof on such date) exceeds the Total Available Commitment at such time, the Borrower shall repay on such day Loans in an amount equal to such excess.

(b) In addition to any other mandatory prepayments required pursuant to this Section 4.02, all then outstanding Loans shall be repaid in full on the Maturity Date.

4.03. Method and Place of Payment. All payments of principal and Cash Interest under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Tax Gross-Up and Indemnities.

(a) Tax gross-up.

(i) Each Credit Party shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(ii) The Borrower shall promptly upon becoming aware that a Credit Party must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly.

(iii) If a Tax Deduction is required by law to be made by a Credit Party, the amount of the payment due from that Credit Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) If a Credit Party is required to make a Tax Deduction, that Credit Party shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the amount required by law.

(v) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Credit Party making that Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the UK’s Income Tax Act 2007, or other applicable law, reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

(vi) A Treaty Lender (to the extent it is legally entitled to), and each Credit Party which makes a payment to which that Treaty Lender is entitled, shall use reasonable efforts to co-operate in completing any procedural formalities necessary for that Credit Party to obtain authorization to make that payment without a Tax Deduction. However, notwithstanding the foregoing, a Treaty Lender shall not be required to disclose any information regarding its owners.

(vii) Any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to United States backup withholding or information reporting requirements.

(b) Tax indemnity.

(i) The Borrower shall (within ten Business Days of demand by the Administrative Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered for or on account of Tax by that Protected Party in respect of a Credit Document.

(ii) Paragraph (i) above shall not apply:

(A) with respect to any Tax assessed on a Lender or Agent:

(1) under the law of the jurisdiction in which that Lender or Agent is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender or Agent is treated as resident for tax purposes; or

(2) under the law of the jurisdiction in which that Lender’s lending office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Agent or Lender; or

(B) to the extent a loss, liability or cost has been compensated for by an increased payment under Section 4.04(a).

(iii) A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Administrative Agent of the event which will give, or has given, rise to the claim, following which the Administrative Agent shall notify the Borrower.

(iv) A Protected Party shall, on receiving a payment from a Credit Party under this Section 4.04(b), notify the Administrative Agent.

(c) Tax Refund. If a Credit Party makes a Tax Payment and the relevant Lender or Agent determines that:

(i) a Tax Refund is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(ii) that Lender or Agent has obtained, utilized and retained that Tax Refund,

the Lender or Agent shall pay an amount to the Credit Party which that Lender or Agent reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Credit Party. Notwithstanding any provision in this Agreement or any other Credit Document, nothing in this Section 4.04 shall require a Lender or the Administrative Agent to disclose any confidential information to any Credit Party (including, without limitation, its tax returns or its calculations).

(d) Stamp Taxes. The Borrower shall pay and, within three Business Days of demand, indemnify each Lender and each Agent against any cost, loss or liability that Lender or any Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Credit Document.

(e) VAT.

(i) All amounts set out, or expressed in a Credit Document to be payable by any Credit Party to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to any Credit Party under a Credit Document, that Credit Party shall pay to the Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Credit Party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Recipient”) under a Credit Document, and any Credit Party other than the Recipient (the “Subject Party”) is required by the terms of any Credit Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Credit Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines in respect of such VAT.

(iii) Where a Credit Document requires any Credit Party to reimburse or indemnify a Lender or Agent for any cost or expense, the Credit Party shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv) Any reference in this Section 4.04(e) to any Credit Party shall, at any time when such Credit Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(f) For the purposes of this Section 4.04, any reference to a U.K. statutory provision includes a reference to that provision as modified or replaced from time to time after the Effective Date.

SECTION 5. Conditions Precedent.

5.01. Conditions Precedent to Loans on the Effective Date. The obligation of each Lender to make Loans on the Effective Date is subject at the time of the making of such Loans to the satisfaction of the following conditions prior to or concurrent with the Effective Date:

(a) Effective Date; Notes. On or prior to the Effective Date, (a) this Agreement shall have been executed and delivered as provided in Section 11.10 and (b) there shall have been delivered to the Administrative Agent for the account of each of the Lenders the appropriate Notes executed by the Borrower, in the amount, maturity and as otherwise provided herein.

(b) Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by the Chairman of the Board, the Chief Executive Officer, any Director, the President or any Vice President of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.01(f), 5.01(g), 5.01(p) and 5.02(a) have been satisfied on such date and certifying as to the accuracy of the representations set forth in Section 6.24.

(c) Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received (a) from Vinson & Elkins LLP, special New York counsel to the Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit C-1 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (b) from White & Case LLP, special English counsel to the Agents, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit C-3 and such other matters incident to the transactions contemplated herein as the Administrative Agent shall reasonably request.

(d) Company Documents; Proceedings; etc. On the Effective Date, the Administrative Agent shall have received (i) a certificate from each Credit Party, dated the Effective Date, signed by the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, any Managing Director, any Director, any Manager or the General Partner of such Credit Party and attested to by another officer of such Credit Party, in the form of Exhibit D-1 or D-2 (as appropriate given the jurisdiction of organization of such Credit Party) with appropriate insertions, together with copies of the certificate or articles of incorporation, by-laws, deed of incorporation, up-to-date trade register excerpt (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions and, as applicable, shareholder consents of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance acceptable to the Administrative Agent and (ii) all records of Business proceedings, governmental approvals, good standing certificates and bring-down telegrams or facsimiles, if any, which the Administrative Agent reasonably may have requested such documents and papers where appropriate to be certified by proper Business or Governmental Authorities.

(e) Consent under Existing Credit Agreement. On the Effective Date, each Credit Party, Cyan Partners, LP, as administrative agent under the Existing Credit Agreement, and the Required Lenders (as defined in the Existing Credit Agreement) shall have duly authorized, executed and delivered the Existing Credit Agreement Consent in form and substance reasonably satisfactory to the Administrative Agent, and the Existing Credit Agreement Consent shall be in full force and effect.

(f) Adverse Change, Approvals.

(i) Since December 31, 2011, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(ii) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the those of the Transactions to be consummated on the Effective Date, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of such Transactions, the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transactions.

(g) Litigation. On the Effective Date, there shall be no actions, suits or proceedings pending or threatened (a) with respect to those of the Transactions to be consummated on the Effective Date, this Agreement or any other Credit Documents or (b) which has had, or could reasonably be expected to have, a Material Adverse Effect.

(h) Guaranties and Security Documents. On the Effective Date:

(i) each Subsidiary Guarantor shall have duly authorized, executed and delivered a Subsidiaries Guaranty in the form of Exhibit E (as amended, modified, restated and/or supplemented from time to time, the “Subsidiaries Guaranty”);

(ii) each Credit Party party thereto shall have duly authorized, executed and delivered a U.S. Security Agreement in the form of Exhibit F-1 (as amended, modified, restated and/or supplemented from time to time, the “U.S. Security Agreement”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:

(A) all of the Collateral consisting of certificated securities and promissory notes, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of any such promissory notes and (y) together with executed and undated endorsements for transfer in the case of any such certificated securities;

(B) proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement;

(C) copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed where each Credit Party is organized and, to the extent requested by the Collateral Agent, in such other jurisdictions in which Collateral is located on the Effective Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed or authorized for filing);

(D) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the U.S. Security Agreement; and

(E) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the U.S. Security Agreement have been taken;

(iii) each Credit Party party thereto shall have duly authorized, executed and delivered an English Debenture in the form of Exhibit F-2 (as amended, modified, restated and/or supplemented from time to time the “English Debenture”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:

(A) copies of lien searches with respect to each such Credit Party;

(B) evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the English Debenture as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the English Debenture; and

(C) evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the English Debenture have been taken;

(iv) each Credit Party party thereto shall have duly authorized, executed and delivered an English Charge Over Shares in the form of Exhibit F-3 (as amended, modified, restated and/or supplemented from time to time, the “English Charge Over Shares”) and, in connection therewith, such Credit Parties shall have delivered to the Collateral Agent:

(A) all of the Collateral consisting of certificated securities referred to therein and then owned by such Credit Party, together with executed and undated endorsements for transfer;

(B) (evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the English Charge Over Shares as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by the English Charge Over Shares; and

evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests purported to be created by the English Charge Over Shares have been taken; and

(v) fully executed counterparts of mortgages, in form and substance reasonably satisfactory to the Collateral Agent, which mortgages shall cover each “Mortgaged Property” (as defined in the Existing Credit Agreement).

(i) First/Second Lien Intercreditor Agreement. On the Effective Date, each Credit Party, the Collateral Agent (for and on behalf of the Secured Creditors) and Cyan Partners, LP, as collateral agent for and on behalf of the Secured Creditors (as defined in the Existing Credit Agreement) shall have duly authorized, executed and delivered the First/Second Lien Intercreditor Agreement in the form of Exhibit G, and the First/Second Lien Intercreditor Agreement shall be in full force and effect.

(j) Subordination Agreement. On the Effective Date, the Borrower, EOC and the Collateral Agent (for and on behalf of the Secured Creditors) shall have duly authorized, executed and delivered the Subordination Agreement in the form of Exhibit H, and the Subordination Agreement shall be in full force and effect.

(k) Solvency Certificate; Insurance Certificates. On the Effective Date, the Administrative Agent shall have received (i) a solvency certificate from the chief financial officer of Holdings in the form of Exhibit I; and (ii) certificates of insurance complying with the requirements of Section 7.03 for the business and properties of Holdings and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable.

(l) Reserve Report; Qualifications. The Administrative Agent shall have received prior to the Effective Date an annual Reserve Report (as described in the definition of such term) for the fiscal year ended December 31, 2011.

(m) Fees, etc. On the Effective Date, the Borrower shall have paid to the Administrative Agent (and its relevant affiliates) and the Collateral Agent all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby payable to the Administrative Agent (and/or its relevant affiliates) and the Collateral Agent to the extent then due.

(n) Patriot Act; Know Your Customer. Prior to the Effective Date, the Lenders shall have received from the Credit Parties, to the extent requested by the Lenders or the Administrative Agent, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(o) Due Diligence. The Administrative Agent and the Borrower shall have completed a confirmatory due diligence call and the Administrative Agent shall be satisfied with the results of such call.

(p) COP Acquisition Agreement. The COP Acquisition Agreement and all other agreements and documents relating to the COP Acquisition shall each be in full force and effect.

5.02. Conditions Precedent to All Loans. The obligation of each Lender to make Loans (including Loans made on the Effective Date) is subject, at the time of the making of each such Loan (except as hereinafter indicated), to the satisfaction of the following conditions:

(a) No Default; Representations and Warranties. At the time of the making of each such Loan and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(b) Notice of Borrowing. Prior to the making of each Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a).

5.03. Conditions Precedent to All Loans When Commitments Exceed $100 Million. The obligation of each Lender to make Loans on and after the date on which the Total Commitment first exceeds $100,000,000 is subject, at the time of the making of each such Loan, to (a) such Loans, together with all other Loans then outstanding hereunder, not exceeding the amount of Loans which is then permitted to be incurred in reliance on Section 4.09(1)(a)(ii), (1)(b)(ii) or (1)(c)(ii) (as applicable) of the Indentures, and (b) receipt by the Administrative Agent of an Officer’s Certificate certifying, in reasonable detail, as to compliance with the requirements of preceding clause (a).

SECTION 6. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transactions, all of which shall survive the execution and delivery of this Agreement and the Notes and any making of Loans being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Effective Date and on the date of the incurrence of each Loan (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.01. Company Status. Each of Holdings and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Non-U.S. Subsidiary of Holdings, the applicable equivalent of “good standing” to the extent that such concept exists in such Non-U.S. Subsidiary’s jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of Holdings and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.02. Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.03. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable, of any Credit Party or any of its Subsidiaries.

6.04. Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (a) for those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date and, (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Effective Date), or exemption by, any Governmental Authority or other Person is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

6.05. Financial Statements; Financial Condition; Undisclosed Liabilities. (a) The audited consolidated balance sheet of Holdings at December 31, 2009, December 31, 2010 and December 31, 2011 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of Holdings for the fiscal years of Holdings ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of Holdings at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b) On and as of the Effective Date, and after giving effect to those of the Transactions to be consummated on the Effective Date and to all Indebtedness being incurred or assumed and Loans incurred by the Credit Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (ii) the sum of the present fair salable value of the assets of the Credit Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (iii) the Credit Parties and their Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Credit Parties and their Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 6.05(b), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) Except as disclosed in the financial statements delivered pursuant to this Section 6.05(a), and except for the Indebtedness incurred and/or outstanding under this Agreement, there were as of the Effective Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Effective Date, neither Holdings nor the Borrower knows of any basis for the assertion against it or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in such financial statements delivered pursuant to this Section 6.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) After giving effect to the Transactions, since December 31, 2011, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.06. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrower, threatened (a) with respect to the Transactions or any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.07. True and Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrower to the Administrative Agent or any

Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrower in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

6.08. Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans shall be used (i) to fund expansionary Capital Expenditure, (ii) to fund a portion of the purchase price with respect to the COP Acquisition, (iii) to partially fund the repayment in full of all Indebtedness of Holdings and its Subsidiaries under the Existing Credit Agreement, together with all fees and other amounts owing thereon, (iv) for general corporate purposes (including, without limitation, to fund any Restricted Payment made in compliance with Section 8.01 or any Dividends (as defined in the Existing Credit Agreement) made in compliance with Section 8.03 of the Existing Credit Agreement, as applicable), and (v) to pay related fees and expenses.

(b) No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

6.09. Tax Returns and Payments. Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Federal,, foreign, state and material local returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of Holdings and its Subsidiaries, as applicable, for the periods covered thereby. Each of Holdings and each of its Subsidiaries has paid all taxes and assessments payable by it which have become due, other than (a) those that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP and (b) immaterial amounts of taxes or assessments that Holdings and its Subsidiaries are not aware are due; provided that upon Holdings or such Subsidiary becoming aware that such taxes and assessments are due, such Person shall promptly pay all such taxes and assessments, together with any interest and additional charges thereon. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of Holdings or the Borrower, threatened (in writing) by any authority regarding any taxes relating to Holdings or any of its Subsidiaries. As of the Effective Date, neither Holdings nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Holdings or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of Holdings or any of its Subsidiaries not to be subject to the normally applicable statute of limitations. Neither Holdings nor any of its Subsidiaries has incurred, nor will any of them incur, any material tax liability in connection with the Transactions or any other transactions contemplated hereby (it being understood that the representation contained in this sentence does not cover any future tax liabilities of Holdings or any of its Subsidiaries arising as a result of the operation of their businesses in the ordinary course of business) or any tax liability resulting from indemnification (or yield protection provisions) under this Agreement).

6.10. Compliance with ERISA. (a) Schedule 6.10(a) hereto sets forth each Plan as of the date of this Agreement. Each Plan (and each related trust, insurance contract or fund) is in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service, and is awaiting receipt of a response) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service; or a volume submitter plan that has received a favorable advisory letter from the Internal Revenue Service; no Reportable Event has occurred; no Employee Benefit Plan is a Multiemployer Plan; no Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; no ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan; all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of Holdings and its Subsidiaries; no action, suit, proceeding, hearing, or audit or investigation by a Governmental Authority with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or threatened that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; no Multiemployer Plan that is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 431(d) of the Code or Section 304(d) of ERISA; Holdings, any of its Subsidiaries and any ERISA Affiliate have not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA that has terminated and to which it made contributions at any time within the five Plan years preceding the date of termination; none of Holdings, any of its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur any liability to the PBGC except for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of Holdings or any of its Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; none of Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred, or is expected to incur, any liability under Section 4069 or 4212(c) of ERISA; each Employee Benefit Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any non-compliance with any such provisions could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; each Employee Benefit Plain that is group health plan (as defined in 45 Code of Federal Regulations Section 160.103) has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any non-compliance with such provisions and regulations could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; no lien imposed under the Code or ERISA on the assets of Holdings, any of its

Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; and Holdings and its Subsidiaries may amend any Plan sponsored by any of them (other than a defined benefit plan) to cease contributions thereunder and may terminate any Plan sponsored by any of them without, in each case, incurring any material liability (other than ordinary administrative termination costs that are immaterial in nature);

(b) Subject to Section 6.10(b), each Non-U.S. Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan (other than a defined contribution plan). The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan (other than a Non-U.S. Pension Plan that (i) is not required to be funded under applicable law or (ii) is a defined contribution plan), determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

(c) Without limiting the effect of preceding clauses (a) and (b), neither Holdings nor any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) such an employer.

6.11. Security Documents. The provisions of each Security Document are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest of the type that it purports to create in all right, title and interest of the Credit Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or upon filing of UCC financing statements and other required filings registrations or notices or taking of possession or control (which shall occur within 10 days following the Effective Date) will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens and upon the repayment of all outstanding Indebtedness under the Existing Credit Agreement, such security interest shall be a first priority security interest, subject to Permitted Liens; provided that (i) the Borrower shall not be deemed to represent pursuant to the foregoing that the U.S. Security Agreement creates a legal, valid and enforceable security interest in (1) the Equity Interests of Endeavour Energy Luxembourg S.a.r.l. or of Endeavour Energy New Ventures I, Ltd. or (2) any Collateral (as defined in the U.S. Security Agreement) granted by any Grantor (as defined in the U.S. Security Agreement) that is not organized under the laws of the United States or any state thereof (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), and (ii) no steps have been taken in order to perfect any such security interest in the Equity Interests referred to in clause (i)(1) above or the Collateral referred to in clause (i)(2) (other than

Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), in each case granted pursuant to the U.S. Security Agreement. The recordation of (i) the grant of security interest in Patents (as defined in the U.S. Security Agreement) and (ii) the grant of security interest in Trademarks (as defined in the U.S. Security Agreement) in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the U.S. Security Agreement, and the recordation of the grant of security interest in Copyrights (as defined in the U.S. Security Agreement) in the form attached to the U.S. Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the U.S. Security Agreement.

6.12. Properties. (a) All Real Property (other than Oil and Gas Properties) leased by Holdings or any of its Subsidiaries as of the Effective Date, and the nature of the interest therein, is set forth in Schedule 6.12(a) hereto. Each of Holdings and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties set forth in Schedule 6.12(a) free and clear of all Liens other than Permitted Liens. As of the Effective Date, none of Holdings or any of its Subsidiaries owns any Real Property other than Oil and Gas Properties.

(b) All Oil and Gas Properties owned or leased by Holdings or any of its Subsidiaries as of the Effective Date (other than Oil and Gas Properties (i) which are not developed, (ii) which have no reserves or (iii) in which none of Holdings or any of its Subsidiaries have any material working interests) are reflected in the Reserve Report as of December 31, 2011 or are otherwise set forth in Schedule 6.12(b).

(c) Each of Holdings and each of its Subsidiaries, as applicable, has good and defensible (from the perspective of a reasonably prudent investor in the Oil and Gas Business) title to all of the Oil and Gas Properties included in the most recent Reserve Report delivered pursuant to Section 5.01(k) or 7.01(d), as the case may be, free from all Liens, claims and title imperfections, except for (i) such imperfections of title as do not in the aggregate detract from the value thereof to, or the use thereof in, the business of Holdings and its Subsidiaries in any material respect, (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by Section 8.04 or Section 8.02 of the Existing Credit Agreement, as applicable, and (iii) Liens expressly permitted by Section 8.06 or Section 8.01 of the Existing Credit Agreement, as applicable. The quantum and nature of the interest of Holdings and each of its Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of Holdings and each of its Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest (working, net revenue or otherwise) of Holdings and its Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report. Except for obligations to contribute a proportionate share of the costs of defaulting or non-consenting co-owners or as otherwise expressly set forth in the most recent Reserve Report, neither Holdings nor any Subsidiary is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of the Oil and Gas Properties in excess of its working interests.

(d) Holdings and each of its Subsidiaries has complied with all obligations under all licenses, leases, subleases and term mineral interests in their respective Oil and Gas Properties and all such licenses, leases, subleases and term mineral interests are valid, subsisting and in full force and effect, and neither Holdings nor any of its Subsidiaries has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such licenses, leases, subleases or interests or under any agreement to which the same are subject, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. All of the Oil and Gas Contracts and obligations of Holdings and each of its Subsidiaries that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of Holdings and its Subsidiaries party thereto, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. None of Holdings or any of its Subsidiaries or, to the knowledge of Holdings or its Subsidiaries, any other party to any licenses, leases, subleases or term mineral interests in the Oil and Gas Properties or any Oil and Gas Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, except such that could not reasonably be expected to result in a Material Adverse Effect or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any licenses or lease in the Oil and Gas Properties or any Oil and Gas Contract. Holdings and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such licenses, leases, subleases and term mineral interests.

(e) Holdings and each of its Subsidiaries has complied with all obligations under all Authorizations, and to the best knowledge of Holdings and the Borrower, no steps have been taken for the revocation, variation or refusal of any Authorization, except to the extent any non-compliance with such obligations or any such revocation, variation or refusal could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

6.13. Capitalization. On and as of the Effective Date, (a) the authorized capital stock of Holdings consists of (i) 64,285,714 shares of common stock $.001 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of Holdings, “Holdings Common Stock”) and (ii) 10,000,000 shares of preferred stock $.001 par value and (b) the authorized capital stock of the Borrower consists of 10,000 ordinary shares of common stock, £0.10 par value per ordinary share. The outstanding Equity Interests of each Credit Party have been duly authorized and validly issued and have been issued free of preemptive rights and each Person listed on Schedule 6.13 hereto as of the Effective Date owns beneficially and of record all of the Equity Interests it is listed as owning free and clear of any Liens (other than Permitted Liens). As of the Effective Date, except as set forth or Schedule 6.13, no Credit Party has outstanding any securities convertible into or exchangeable for its respective Equity Interests or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its Equity Interests or any equity-related appreciation or similar rights.

6.14. Subsidiaries. On and as of the Effective Date, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 6.14 hereto. Schedule 6.14 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of Holdings in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding shares of Equity Interests of each Subsidiary of Holdings have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. Other than as set forth on Schedule 6.14, no Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any appreciation or similar rights. On the Effective Date, 100% of the Equity Interests of each Credit Party are owned directly or indirectly by Holdings.

6.15. Compliance with Statutes, etc. (a) Each of Holdings and each of its Subsidiaries is qualified under and is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, and has obtained all required Authorizations from, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including statutes, regulations, orders and restrictions applicable to the Oil and Gas Business and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, except such statutes, regulations, orders and restrictions that are expressly addressed in Section 6.17), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Each of Holdings and each of its Subsidiaries is in compliance with all bonding requirements for the ownership and operation of its Oil and Gas Properties.

6.16. Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

6.17. Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and, with respect to its current operations, has obtained and is in compliance with all permits required of it under Environmental Law, and there are no proceedings pending or, to the knowledge of Holdings or the Borrower, threatened to revoke or rescind any such permit; (b) there are no claims, proceedings, investigations or notices of violation pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries under any Environmental Law; (c) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of Holdings or the Borrower, threatened under any Environmental Law with respect to any Real Property currently owned by Holdings or any of its Subsidiaries; (d) neither Holdings nor any of its Subsidiaries has contracted to assume or accept responsibility for any liability of any non-affiliated Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of Holdings, any of its Subsidiaries or any of their respective predecessors, or any Real Property or facility at any time owned, leased or operated by Holdings, any of its Subsidiaries or any of their respective predecessors, that could be reasonably expected to give rise to any claim, proceeding, investigation, action or liability of or against Holdings or any of its Subsidiaries under any Environmental Law.

6.18. Employment and Labor Relations. (a) Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against any of them, (b) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against Holdings or any of its Subsidiaries, (c) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (d) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination and (e) no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clauses (a) and (b) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(c) Neither Holdings nor any of its of their Subsidiaries is, within the United Kingdom, engaged in any unfair or unlawful employment practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is within the United Kingdom (i) no unfair or discriminatory employment practice complaint or investigation pending against Holdings or any of its of their Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened against any of them, before the United Kingdom’s Equality and Human Rights Commission or Health and Safety Executive or any other bodies with similar functions in relation to any person engaged as a worker or afforded the status of a worker (under any laws applicable within the United Kingdom), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or the Borrower or any of either of their Subsidiaries or, to the knowledge or Holdings or the Borrower, threatened (in writing) against any of them, (ii) no strike or other employee relations dispute pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against any of them, (iii) no disagreement pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrower, threatened (in writing) against any of them in respect of the relations of any of them with any trade union, works council, special negotiating body, staff association or any other body representing individuals afforded the status of workers (under any laws applicable within the United Kingdom), (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment or any other individual claiming the status of, or protection afforded to, a worker (under any laws applicable within the United Kingdom), or any Governmental Authority, that involve the employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination, victimization or harassment on any irrational, perverse or prohibited bases, accidents or injuries, breach of contract or unfair dismissal or any claims under the United Kingdom’s Working Time Regulations 1998, National Minimum Wage Act 1998, Data Protection Act 1998, Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Age) Regulations 2006 or Employment Equality (Religion and Belief) Regulations 2003, (v) no complaint of non-compliance by Holdings or any of its Subsidiaries with any provisions of the Treaty of Rome, European Union directives or other directly applicable European Union laws, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to any individual afforded the status of a worker, except (with respect to any matter specified in clauses (c) – (c) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

6.19. Intellectual Property, etc. Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

6.20. Indebtedness. Schedule 6.20 hereto sets forth a list of all Indebtedness (including Contingent Obligations) and preferred stock of Holdings and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to those of the Transactions to be consummated on the Effective Date (excluding the Obligations) in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Person that directly or indirectly guarantees such debt or preferred stock.

6.21. Insurance. Schedule 6.21 hereto sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

6.22. Holding Company. Holdings is a holding company and does not (a) have any material liabilities (other than (i) liabilities arising under the Credit Documents, any Class C Convertible Preferred Stock and any Existing Indebtedness to which it is a party, (ii) other liabilities which are permitted by this Agreement and are incurred in connection with the financing and operation of Holdings’ and its Subsidiaries’ businesses and (iii) taxes and other liabilities arising under applicable law) or (b) own any material assets or engage in any operations or business (other than (i) its direct or indirect ownership of its Subsidiaries and (ii) Investments permitted under Section 8.05 or Section 8.05 of the Existing Credit Agreement, as applicable.

6.23. Immaterial Subsidiaries. On the Effective Date, each of Endeavour Energy Luxembourg S.àr.l., Endeavour Energy New Ventures I, Ltd., Endeavour Energy North Sea Limited and Endeavour Energy Netherlands B.V. is an Immaterial Subsidiary.

6.24. Liens. Schedule 6.24 hereto sets forth a list of all Liens (other than Liens arising under the Security Documents or securing Indebtedness under the Existing Credit Agreement or guarantees thereof) on the assets of Holdings and its Restricted Subsidiaries as of the Effective Date that secure Indebtedness for borrowed money or Capital Lease Obligations and which are to remain outstanding after giving effect to those of the Transactions to be consummated on the Effective Date, in each case showing the aggregate principal amount of Indebtedness or other obligations secured thereby and the name of the respective grantor.

SECTION 7. Affirmative Covenants. Each of Holdings and the Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has been terminated and the Loans and Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 11.13 which are not then due and payable) incurred hereunder and thereunder, are paid in full:

7.01. Information Covenants. The Borrower will furnish to the Administrative Agent and each Lender:

(a) [Reserved]

(b) Quarterly Financial Statements. Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period. All of the foregoing financial statements shall be certified by an Authorized Officer of Holdings that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Holdings as of the dates indicated and the consolidated results of operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Annual Financial Statements. Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of income and retained earnings and statement of cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and certified by KPMG LLP or another independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(d) Reserve Report. Prior to or concurrently with any delivery of financial statements under clause (c) of this Section 7.01 and, solely as to each quarter ending on June 30, under clause (b) of this Section 7.01 (or more frequently at the Borrower’s option) (1) a Reserve Report (which shall be (i) an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements or (ii) a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for any fiscal quarter ending June 30) setting forth, among other things, (x) the Oil and Gas Properties owned by Holdings and each of its Subsidiaries and covered by such Reserve Report, (y) the Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties and (z) a projection of the rate of production and cash flows of such Proved Reserves and Probable Reserves as of the date as of which the information set forth in such Reserve Report is provided, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV-10 Value (and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such SEC guidelines) and utilizing such operating cost and other assumptions as proposed by the Borrower and (2) a certificate of an Authorized Officer showing any additions to or deletions from the Oil and Gas Properties made by Holdings and each of its Subsidiaries and in Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties since the date of the most recently delivered previous Reserve Report.

(e) Management Letters. Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(f) Notice of Trading Window. On or prior to the last day of each of Holdings’ fiscal quarters, Holdings shall provide a notice to each Agent and each Lender (i) indicating the dates when the trading window with respect to Holdings’ Equity Interests for the officers and directors of Holdings will open and when such window will close and (ii) confirming that there is no event-specific blackout applicable to such Agent or Lender, as the case may be, during such window as a result of information such Agent or such Lender, as the case may be, received from Holdings or any of its Subsidiaries.

(g) Compliance Certificate. At the time of the delivery of the financial statements provided for in Sections 7.01(b) and (c), a compliance certificate from the chief financial officer of Holdings in the form of Exhibit I certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 8.04 and 8.03(16) (or if the Escrow Release Date has not yet occurred, the provisions of Sections 8.01(w), 8.02(e), 8.02(f), 8.02(n), 8.02(o), 8.04(i)(x), 8.04(m), 8.07, 8.08, 8.09 and 8.10 of the Existing Credit Agreement) at the end of such fiscal quarter or year, as the case may be and (ii) certify that there have been no changes to Schedule VI of the U.S. Security Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 7.01(g), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (g), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the U.S. Security Agreement) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the U.S. Security Agreement in connection with any such changes.

(h) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within three Business Days after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of (A) the occurrence of any event which constitutes a Default or an Event of Default, (B) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Documents or (C) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(i) Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall (i) publicly file with the SEC or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Indenture Notes, 12% Senior Subordinated Notes, 5.5% Convertible Notes, 11.5% Convertible Bonds or any other material Indebtedness (other than Indebtedness under the Existing Credit Agreement), in each case pursuant to the terms of the documentation governing the same.

(j) Environmental Matters. Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, but only to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(A) any pending or threatened claim, proceeding, investigation or notice of violation issued under or pursuant to any Environmental Law against Holdings or any of its Subsidiaries or any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries;

(B) any condition or occurrence on or arising from any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to form the basis of an claim, proceeding, investigation, action or notice of violation against Holdings or any of its Subsidiaries or any such Real Property or facility under any Environmental Law;

(C) issuance under any Environmental Law of any liens or restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of any Real Property, facility or Oil and Gas Property owned, operated or leased by Holdings or any of its Subsidiaries; and

(D) the taking of any removal or remedial action as required by any Environmental Law or any Governmental Authority in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on any Real Property, facility or Oil and Gas Property owned, leased, used or operated by Holdings or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, proceeding, investigation, notice, condition, occurrence, incurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(k) Landlord and Storage Agreements. Promptly after execution thereof, copies of all future material agreements between a Credit Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

(l) Other Information. From time to time, such other information or documents (financial or otherwise, and including without limitation Project Documents and amendments thereto) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (b), (c) and (i) of this Section 7.01 may be satisfied with respect to financial information (or, in the case of such clause (i), other information) of Holdings and the Subsidiaries by filing Holdings’ Form l0-K or 10-Q, as applicable (or, in the case of such clause (i), such other applicable filing), with the SEC or by making such information available on Holdings’ or the Borrower’s website, in each case to the extent the Borrower has notified the Administrative Agent and the Lenders of such filing or that such information is available on such website; provided that to the extent such information is in lieu of information required to be provided under Section 7.01(c), Holdings separately delivers to the Administrative Agent a report and opinion of KPMG LLP or any other independent certified public accounting firm of nationally recognized standing acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

The Borrower hereby acknowledges that the Administrative Agent and each Lender may have personnel who do not wish to receive material non-public information with respect to the Borrower, Holdings or their respective Subsidiaries, or the respective securities of any of the foregoing (“MNPI”), and who may be engaged in investment and other market-related activities with respect to such Persons’ securities (each such Lender, a “Public Lender”). Prior to the delivery of any information to any Agent or Lender pursuant to this Agreement, Holdings and the Borrower will certify as to whether such information contains any MNPI. In the case any such information contains any MNPI, any Agent or Lender may decline to receive such information in which case neither Holdings nor the Borrower shall deliver such information to such declining Agent or Lender.

7.02. Books, Records and Inspections; Annual Meetings. (a) Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent (i) to visit and inspect, under guidance of officers of Holdings or such Subsidiary, any of the properties of Holdings or such Subsidiary and (ii) to examine the books of account of Holdings or such Subsidiary and discuss the affairs, finances and accounts of Holdings or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request.

(b) At the request of the Administrative Agent, Holdings will within 120 days after the close of each fiscal year of Holdings, hold a meeting (which may be by conference call or teleconference), at a time and place selected by Holdings and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings and its Subsidiaries.

7.03. Maintenance of Property; Insurance. (a) Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property, including, without limitation, on Oil and Gas Properties (whether now owned or hereafter acquired) on an all risk basis. The provisions of this Section 7.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iv) shall be deposited with the Collateral Agent.

(c) If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 7.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and Holdings and the Borrower jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

7.04. Existence; Franchises; Oil and Gas Properties. (a) Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents and pay all royalties when due; provided, however, that nothing in this Section 7.04 shall prevent (a) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 8.04 or Section 8.02 of the Existing Credit Agreement, as applicable, or (b) the withdrawal by Holdings or any of its Subsidiaries of its qualification as a Business in any jurisdiction other than the United States or any State thereof or the United Kingdom if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Holdings will, and will cause each of its Subsidiaries to, (i) comply in all material respects with the terms and provisions of all oil and gas leases and licenses relating to the Oil and Gas Properties of Holdings and each of its Subsidiaries and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; provided that Holdings and its Subsidiaries shall have the right to abandon Oil and Gas Properties in the exercise of Holdings’ or such Subsidiaries’ reasonable judgment, in each case in compliance with the relevant Oil and Gas Contracts governing such Oil and Gas Properties, and (ii) with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than Holdings or any of its Subsidiary, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.

7.05. Compliance with Statutes, etc. (a) Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls other than such statutes, regulations, orders and restrictions that are expressly addressed in Section 7.06), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Holdings shall, and shall cause each of its Subsidiaries to, maintain and comply with the terms and conditions of any material Authorization required under any law or regulation (including Environmental Law) (i) to enable it to perform its obligations and/or exercise its rights under, or the validity or enforceability of, each Credit Document and Project Document and (ii) to enable it to conduct the Oil and Gas Business in which it has an interest except, in the case of preceding clause (b) only, such failure to maintain or non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.06. Compliance with Environmental Laws. (a) Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of Real Property, facilities and Oil and Gas Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses for which Holdings or its Subsidiaries are legally obligated that are incurred in connection with such compliance, and will keep or cause to be kept all such Real Property, facilities and Oil and Gas Properties free and clear of any Liens imposed pursuant to such Environmental Laws. Holdings and its Subsidiaries will generate, use, treat, store, Release and dispose of, and will cause the generation, use, treatment, storage, Release and disposal of Hazardous Materials on any Real Property, facilities or Oil and Gas Properties now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, facilities or Oil and Gas Properties in compliance with all applicable Environmental Laws, except for such Hazardous Materials generated, used, treated, stored, Released and disposed of at any such Real Properties, facilities or Oil and Gas Properties in connection with or arising out of the business or operations of Holdings or any of its Subsidiaries as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Upon (i) the receipt by the Administrative Agent or any Lender of any notice from the Borrower of the type described in Section 7.01(j), (ii) a reasonable determination that Holdings or any of its Subsidiaries are not in compliance with Section 7.06(a) or (iii) the exercise by the Administrative Agent or the Lenders of any of the remedies pursuant to the penultimate paragraph of Section 9, each of Holdings and the Borrower will (in each case) collectively, or if either Holdings or the Borrower so desire, individually, provide, upon the request of the Administrative Agent at the sole expense of Holdings and the Borrower, as applicable, an environmental site assessment report concerning any Real Property or facilities owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to by the Administrative Agent, indicating, as the circumstances may dictate, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or facilities. If either Holdings or the Borrower fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the non-responsive Credit Party; and each of Holdings and the Borrower shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property or facilities and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings and the Borrower, all at the sole expense of each of Holdings and the Borrower.

7.07. ERISA. (a) As soon as reasonably practicable and, in any event, within ten (10) days after Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of any Authorized Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant with respect thereto, and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: an ERISA Event (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause of this Section 7.07); a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA becoming subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation Section 4043.61 applies with respect to such event); a failure of Holdings, any of its Subsidiaries, or an ERISA Affiliate to timely make any contribution required to be made with respect to a Plan or Non-U.S. Pension Plan; the existence of potential withdrawal liability under Section 4201 of ERISA if Holdings, any of its Subsidiaries and any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans if such withdrawal is reasonably expected to occur and such liability to Holdings or any of its Subsidiaries could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate; the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in the contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate; a Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; with respect to group health plans (as defined in Section 607(1) of ERISA, or Section 4980B(g)(2) of the Code), a violation of the provisions of Part 6 of subtitle B of Title 1 of ERISA and Section 4980B of the Code that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; with respect to group health plans (as defined in 45 Code of Federal Regulations Section 160.103), a violation of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; or the incurrence of any material liability by Holdings or any of its Subsidiaries pursuant to any portion of an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA). Holdings will deliver to each of the Lenders (i) a copy of each funding waiver request filed with the Internal Revenue Service or any other Governmental Authority with respect to any Plan pursuant to Section 412(d) of the Code or Section 302(c) of ERISA and all communications received by Holdings, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other Governmental Authority regarding such funding waiver request, (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA and (iii) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the U.S. Department of Labor. In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence of this Section 7.07(a), copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other Governmental Authority, and any material notices received by Holdings or any of its Subsidiaries or any

ERISA Affiliate, with respect to any Plan or Non-U.S. Pension Plan, shall be delivered to the Lenders no later than ten (10) days after the date such annual reports have been filed or such records, documents and/or information have been furnished to the PBGC or other Governmental Authority or such notice has been received by Holdings, any of its Subsidiaries, or any ERISA Affiliate, as applicable.

(b) If, at any time after the date of this Agreement, Holdings or any of its Subsidiaries or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA (including, without limitation, a Multiemployer Plan) which is not set forth in Schedule 6.10(a) hereto as may be updated from time to time, then Holdings shall deliver to the Agent an updated Schedule 6.10(a) as soon as reasonably practicable and, in any event, within ten (10) days after Holdings, such Subsidiary or such ERISA Affiliate first maintains, or contributes to (or incurs an obligation to contribute to), such pension plan. Such updated Schedule 6.10(a) shall supersede and replace the existing Schedule 6.10(a).

(c) Holdings and each of its applicable Subsidiaries shall ensure that all Non-U.S. Pension Plans administered by it or to which it contributes obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(d) Holdings and its Subsidiaries shall ensure that none of Holdings or any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 through 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

7.08. End of Fiscal Years; Fiscal Quarters. Holdings will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31; provided that nothing in this Section 7.08 shall prohibit any Subsidiary of Holdings from maintaining a tax year that does not end on December 31.

7.09. Performance of Obligations. Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.10. Payment of Taxes. Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 8.06 or Section 8.01 of the Existing Credit Agreement, as applicable; provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

7.11. Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 6.08.

7.12. Additional Security; Further Assurances; etc. (a) Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests in such assets of Holdings and such other Credit Party (including, without limitation properties of Holdings and such other Credit Party acquired subsequent to the Effective Date) as are not covered by the original Security Documents (including, without limitation, with respect to any such property, pursuant to grants pursuant to the laws of Scotland) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”); provided that no Credit Party shall be required to take any action to grant or perfect a security interest on any Excluded Asset. All such security interests shall be granted pursuant to documentation satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and hypothecations superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.

(b) Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings and the Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord lien waivers, collateral access agreements, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, Holdings will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 7.12 has been complied with.

(c) Holdings will cause (i) each Subsidiary (other than any Immaterial Subsidiary or Unrestricted Subsidiary) that is established, created or acquired after the Effective Date and (ii) each Non-Guarantor Subsidiary (other than an Unrestricted Subsidiary) that ceases to be an Immaterial Subsidiary, in each case, to become a Guarantor and a party (in such capacity, a “Grantor”) to the U.S. Security Agreement, the English Security Documents and/or

such other Security Documents as may be required by the Collateral Agent such that the Collateral Agent, for the benefit of the Secured Creditors, has a first priority security interest (or if prior to the Escrow Release Date, a second-priority security interest) in all assets (other than Excluded Assets) of such Subsidiary or Non-Guarantor Subsidiary (as applicable). In addition, if, after the date hereof, any Restricted Subsidiary of Holdings that is not already a Guarantor and a Grantor guarantees any other Indebtedness of Holdings or any Guarantor in excess of the De Minimum Guaranteed Amount, then that Subsidiary shall become a Guarantor and a Grantor. Any such Subsidiary shall become a Guarantor and a Grantor pursuant to this clause (c) by executing joinders to the Subsidiaries Guaranty and the applicable Security Documents in form and substance satisfactory to the Administrative Agent whereby such Subsidiary shall guaranty the Obligations and grant a security interest to the Collateral Agent, for the benefit of the Secured Creditors, in the assets (other than Excluded Assets) of such Subsidiary and, in each case, delivering such documents to the Administrative Agent within 60 days of the date on which it was established, created or acquired or ceased to be an Immaterial Subsidiary, as applicable (or such later date as may be agreed by the Administrative Agent in its sole discretion), or within 15 days of the date on which it guaranteed such other Indebtedness (or such later date as may be agreed by the Administrative Agent in its sole discretion), as the case may be, together with any Officer’s Certificate and opinion which may be reasonably requested by the Administrative Agent. In connection with the execution of such Security Documents, such Subsidiary shall take or cause to be taken such other actions (including delivering properly completed Uniform Commercial Code financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Creditors, a first-priority perfected security interest (or if prior to the Escrow Release Date, a second-priority perfected security interest) in such assets and to have such assets added to the Collateral and thereupon all provisions of this Agreement and the Security Documents relating to the Collateral shall be deemed to relate to such assets to the same extent and with the same force and effect. The requirements set forth above in this clause (c) are collectively referred to herein as the “Additional Guarantor Requirement”.

(d) Each of Holdings and the Borrower agree that each action required by clauses (a) through (c) of this Section 7.12 shall be completed as soon as possible, but in no event later than 60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders or such later date as may be otherwise provided in such clauses; provided that, in no event will Holdings or any of its Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 7.12.

7.13. Maintenance of Company Separateness. Holdings will, and will cause each of its Subsidiaries to, satisfy customary Business formalities, including the holding of regular Board of Directors’ and members’ meetings or action by managers or members without a meeting and the maintenance of Business records. Neither Holdings nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary (other than (x) pursuant to Holdings’ guaranty of Endeavour Energy Luxembourg S.a.r.l.’s obligations under the 11.5% Convertible Bonds and (y) any guaranty by Holdings or such other Credit Party of intercompany Indebtedness of any such Non-Guarantor Subsidiary owing to Holdings or any of its Subsidiaries), and no bank account of any Non Guarantor Subsidiary shall be commingled with any bank account of Holdings or any other

Credit Party. Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such Non-Guarantor Subsidiary from Holdings and its other Subsidiaries. Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of Holdings, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of Holdings or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

7.14. Project Documents, etc. Each Credit Party shall (i) ensure that none of its rights under or in respect of any Project Document are at any time cancelled, terminated, suspended or limited if the same would be reasonably likely to result in a Material Adverse Effect, (ii) not agree to any waiver, amendment, termination or cancellation of any Project Document if the same would be reasonably likely to result in Material Adverse Effect, (iii) duly and properly perform, in all material respects, its obligations under the Project Documents (except to the extent, if any, that such performance is inconsistent with its obligation under the Credit Documents or any such failure to perform as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), (iv) exercise its rights, under and in respect of the Project Documents consistently with its obligations under the Credit Documents and (v) not enter into any Project Document which would be reasonably likely to result in a Material Adverse Effect.

7.15. Oil and Gas Properties. Each Credit Party shall (i) exercise such votes and other rights as it may have under the Project Documents with a view to ensuring (so far as able) that each Oil and Gas Property in which Holding or any of its Subsidiaries has an interest is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of the Project Documents, (ii) not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of Oil and Gas Properties in which Holdings or any of its Subsidiaries has an interest unless the Administrative Agent has granted its prior written consent, (iii) not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Credit Party, the Administrative Agent or the Lenders and (iv) maintain full and proper technical and financial records in relation to each Oil and Gas Property in which Holdings or any of its Subsidiaries has an interest and ensure (so far as it is able) that the Administrative Agent (and/or any Person nominated by it) is afforded reasonable access to each Oil and Gas Property in which it has an interest and all such records during normal business hours on reasonable notice.

7.16. Listing of the Notes. (a) The Borrower shall (i) cause the Notes (including any Notes issued in connection with the payment of PIK Interest) to be admitted for listing on either the Cayman Island Stock Exchange or Channel Island Stock Exchange (either such Exchange, an “Approved Stock Exchange”) prior to September 28, 2012, in either case in accordance with the listing rules promulgated by the respective Approved Stock Exchange and applicable law, (ii) cause the Notes to continue to be listed on an Approved Stock Exchange at all times from and after September 28, 2012 and (iii) comply with all obligations required pursuant to the respective Approved Stock Exchange relating to the continued listing of the Notes on such Approved Stock Exchange.

(b) Promptly following receipt thereof by the Borrower, the Borrower shall deliver to the Administrative Agent copies of all financial information, reports, documents or other materials filed with an Approved Stock Exchange.

7.17. Credit Facilities Baskets in Indentures. Holdings will, and will cause each of its Restricted Subsidiaries to, (i) at all times prior to the date on which the Total Commitment exceeds $100,000,000, justify the incurrence of Loans and related Obligations under Section 4.09(1)(a)(i), (1)(b)(i) or (1)(c)(i) of each of the Indentures and (ii) at all times thereafter, justify the incurrence of Loans and related Obligations under Section 4.09(1) of each of the Indentures.

7.18. Post-Closing Obligations.

(a) On or prior to the Escrow Release Date, Holdings and the Borrower will deliver (or cause the applicable Credit Party to deliver) to the Administrative Agent control agreements duly executed by each applicable Credit Party, the applicable bank and the Collateral Agent with respect to each deposit or similar account of each Credit Party set forth on Schedule 7.18, such control agreements to be in form and substance reasonably satisfactory to the Collateral Agent.

(b) On or prior to April 16, 2012, Holdings will deliver to the Administrative Agent an opinion from Woodburn and Wedge, special Nevada counsel to Holdings, addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering the matters set forth in Exhibit C-2 and such other matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.

7.19. Equity Issuance.

In the event that the Escrow Release Date has not occurred on or prior to June 1, 2012, Holdings shall take both (i) all actions necessary and (ii) all actions requested by the Administrative Agent in order to issue common Equity Interests on or prior to June 13, 2012 in an amount sufficient to generate net cash proceeds in an amount sufficient to repay all outstanding Loans, accrued and unpaid interest, Fees and other Obligations then outstanding.

SECTION 8. Negative Covenants. Each of Holdings and the Borrower covenants and agrees that, from and after the Escrow Release Date:

8.01. Limitation on Restricted Payments. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or payable to Holdings or, subject to compliance with Additional Guarantor Requirement at the time of such dividend, payment or distribution, a Restricted Subsidiary of Holdings);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Obligations (excluding (a) the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness (other than any payment in respect of intercompany Indebtedness of Holdings or any Subsidiary thereof which will be governed by the subordination terms required for such Indebtedness pursuant to Section 8.03(7)) that is subordinated in right of payment to the Obligations purchased, redeemed, defeased or otherwise acquired or retired for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement for value, (b) other than any payment in respect of intercompany Indebtedness of Holdings or any Subsidiary thereof (which will be governed by the subordination terms required for such Indebtedness pursuant to Section 8.03(7)), any payment of principal or interest at the Stated Maturity thereof and (c) any payment, purchase, redemption or other acquisition or retirement for value made with the prior written consent of the Administrative Agent, provided that the aggregate amount of any payments, purchases, redemptions or other acquisitions or retirements made in reliance on this clause (c), when aggregated with the aggregate amount of all (x) payments, purchases, redemptions or other acquisitions or retirements made in reliance on clause (5)(c)(ii) below and (y) prepayments, repayments, redemptions, defeasances or purchases made in reliance on Section 8.04(3)(b)(A), shall not exceed $35,000,000); or

(4) make any Restricted Investment; or

(5) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indenture Notes (other than (a) at the Stated Maturity thereof, (b) pursuant to any covenant contained in either Indenture (in each case as in effect as of the date hereof) requiring Holdings to make an offer to holders of Indenture Notes to purchase Indenture Notes in connection with a Change of Control or an Asset Sale in respect of Indenture Collateral or (c) with the prior written consent of the Administrative Agent) or Specified Junior Debt Issuances (other than (i) at the Stated Maturity thereof or (ii) with the prior written consent of the Administrative Agent, provided that the aggregate amount of any payments, purchases, redemptions, defeasances or other acquisitions or retirements made in reliance on this clause (ii), when aggregated with the aggregate amount of all (x) payments, purchases, redemptions or other acquisitions or retirements made in reliance on clause (3)(c) above and (y) prepayments, repayments, redemptions, defeasances or purchases made in reliance on Section 8.04(3)(b)(A), shall not exceed $35,000,000) (all such payments and other actions set forth in these clauses (1) through (5) being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(I) Holdings would, at the time of such Restricted Payment immediately after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 8.03; and

(II) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (11) and (12) of the next succeeding paragraph) since the date of this Agreement, is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from April 1, 2012 to the last day of Holdings’ last fiscal quarter ending prior to the date of the Restricted Payment for which internal financial statements are in existence at the time of such Restricted Payment (or, if such Consolidated Net Income for such period shall be a loss, minus 100% of such loss); plus

(b) 100% of the aggregate net cash proceeds and the Fair Market Value of any Capital Stock of Persons (other than Holdings or an Affiliate of Holdings) engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by Holdings after the date of this Agreement as a contribution to its common equity capital or from the issue or sale after the date of this Agreement of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale after the date of this Agreement of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings) or received upon the exercise of any options, warrants or rights to purchase Equity Interests (other than Disqualified Stock) of Holdings, plus

(c) the amount equal to the net reduction in Restricted Investments made by Holdings or any of its Restricted Subsidiaries in any Person since the date of this Agreement resulting from:

(i) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than Holdings or a Subsidiary of Holdings, repayments of loans or advances or other transfers of assets (including by way of interest payments, dividend or distribution) by such Person to Holdings or any Restricted Subsidiary of Holdings; plus

(ii) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into Holdings or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Holdings or any Restricted Subsidiary of Holdings in such Unrestricted Subsidiary; plus

(iii) an amount equal to any amount included as a Restricted Payment pursuant to clause (II) above on account of any guarantee entered into by Holdings or any Restricted Subsidiary; to the extent that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists or has been reduced; plus

(iv) in the event Holdings or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with Holdings or a Restricted Subsidiary, an amount equal to the amount included as a Restricted Payment pursuant to clause (II) above on account of Holdings’ or any Restricted Subsidiary’s Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation; plus

(d) the amount by which Indebtedness of Holdings or its Restricted Subsidiaries is reduced on Holdings’ balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the date of this Agreement of any Indebtedness of Holdings or its Restricted Subsidiaries convertible into or exchangeable for Equity Interests of Holdings (other than Disqualified Stock) (less the amount of cash, or the Fair Market Value of any other property, distributed by Holdings upon such conversion or exchange), in the case of clauses (b) through (d) above, to the extent such amounts have not been included in Consolidated Net Income for the applicable period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Agreement;

(2) the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness, Indenture Notes or Specified Junior Debt Issuances of Holdings or any other Credit Party or of any Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of Holdings) to the equity capital of Holdings or (b) sale (other than to a Restricted Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, however, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded or deducted from clause (II) above;

(3) the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness, Indenture Notes or Specified Junior Debt Issuances or Disqualified Stock of Holdings or any other Credit Party with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness, with an incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such incurrence;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Holdings to the holders of such Restricted Subsidiary’s Equity Interests (other than Disqualified Stock) on a pro rata basis or on a basis more favorable to Holdings or a Restricted Subsidiary;

(5) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value (other than for any Equity Interest) of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings pursuant to any director, employee or consultant equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $2,500,000 in any calendar year (with any portion of such $2,500,000 amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included,

(a) the cash proceeds received by Holdings or any of its Restricted Subsidiaries from sales of Equity Interests of Holdings to employees, consultants or directors of Holdings or its Affiliates that occur after the date of this Agreement (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (II)(b) of the first paragraph of this Section 8.01); and

(b) the cash proceeds of key man life insurance policies received by Holdings or any of its Restricted Subsidiaries after the date of this Agreement.

(6) any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Obligations pursuant to the provisions of such Indebtedness in the event of a Change of Control or an Asset Sale, in each case plus accrued and unpaid interest thereon, but only if:

(a) in the case of a Change of Control, the purchase price therefor is not greater than 101% of the principal amount of such Indebtedness and accrued and unpaid interest thereon; or

(b) in the case of an Asset Sale, the purchase price therefor is not greater than 100% of the principal amount of such Indebtedness and accrued and unpaid interest thereon, and Holdings has complied with and fully satisfied its obligations in accordance with Section 8.04;

(7) the purchase, redemption or other acquisition or retirement for value of Equity Interests of Holdings or any Restricted Subsidiary of Holdings representing fractional shares of such Equity Interests in connection with a merger or consolidation involving Holdings or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(8) the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise or conversion price thereof;

(9) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any current or former officers, directors or employees of Holdings or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10) payments to dissenting stockholders pursuant to Applicable Law in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement not to exceed $5,000,000 in the aggregate since the date of this Agreement;

(11) interest and principal payments with respect to that certain Inter-Company Loan Agreement, dated as of the date hereof, between EOC and the Borrower made to allow Holdings or the Borrower to make interest and principal payments with respect to Holdings’ and the Borrower’s Indebtedness or to pay for their necessary or appropriate operating expenses; provided that Holdings and the Borrower comply with the subordination terms required for such Indebtedness pursuant to Section 8.03(7), including the subordination terms providing that (a) no Default or Event of Default exists at the time of any such Restricted Payment or would result therefrom and (b) the aggregate amount of payments made pursuant to this clause (11) may not exceed $125,000,000;

(12) the declaration and payment of dividends payable pursuant to the terms (as of the date of this Agreement) of Holdings’ Class C Convertible Preferred Stock outstanding on the date of this Agreement; and

(13) so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments (excluding those in clause (5) of the first paragraph of this Section 8.01) in an aggregate amount not to exceed $25,000,000 at any time outstanding since the date of this Agreement (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause); provided, however, that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall, subject to compliance with such clause (1), thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or asset(s) or securities proposed to be paid, transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, except that the amount of any non-cash Restricted Payment referred to in the preceding clause (1) will be the Fair Market Value on the date of declaration. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the method prescribed in the definition of such term, except that the Fair Market Value of any non-cash consideration received from an Affiliate as a capital contribution for Equity Interests of Holdings shall be determined in good faith by the Board of Directors of Holdings in the case of amounts of $10,000,000 or more, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing. For purposes of determining compliance with this Section 8.01, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1)-(12) or as a Permitted Investment, Holdings will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 8.01.

8.02. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to:

(1) pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to Holdings or any of its Restricted Subsidiaries;

(2) make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries.

However, the preceding restrictions of this Section 8.02 will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements (including those governing Existing Indebtedness) as in effect on the date of this Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Agreement, as determined by the Board of Directors of Holdings in its reasonable and good faith judgment;

(2) this Agreement, the other Credit Documents and the Indenture Documents;

(3) Applicable Law or similar restriction;

(4) any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Holdings on the date of this Agreement, in existence at the time such Person becomes a Restricted Subsidiary of Holdings and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to Holdings or any Restricted Subsidiary or the properties or assets of Holdings or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(5) any agreement or instrument governing any Permitted Acquisition Indebtedness, so long as such agreement or instrument (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction related thereto, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets or Subsidiaries of the Person, subject to such acquisition, merger or consolidation, so long as the agreement containing such restriction does not violate any other provision of this Agreement;

(6) instruments or agreements governing Indebtedness of Holdings or any of the Restricted Subsidiaries permitted to be incurred pursuant to an instrument or agreement entered into subsequent to the date of this Agreement in accordance with Section 8.03; provided that either (a) the encumbrance or restriction contained in the instrument or agreement governing such Indebtedness applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Board of Directors of Holdings determines in good faith that any such encumbrance or restriction will not materially affect Holdings’ ability to make principal or interest payments on the Obligations;

(7) (i) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements, joint operating agreements, or similar operational agreements or in licenses or leases entered into in the ordinary course of business, or (ii) in the case of clause (3) of the preceding paragraph, other encumbrances or restrictions in agreements or instruments (including joint venture agreements, asset sale agreements, stock sale agreements and agreements of the type described in the definition of “Permitted Business Investments”) relating to specific assets or property (and not to Indebtedness) that restrict generally the transfers of such assets or property, provided, however, that such other encumbrances or restrictions do not materially impair the ability of Holdings to make scheduled payments on the Obligations when due and in each case entered into in the ordinary course of business or customary in the Oil and Gas Business;

(8) Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business or which is customary in the Oil and Gas Business that impose restrictions on that property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(9) any agreement for the sale or other disposition of a Restricted Subsidiary of Holdings that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(10) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of Holdings in its reasonable and good faith judgment;

(11) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 8.06 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12) restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business or which are customary in the Oil and Gas Business;

(13) Hedging Agreements permitted from time to time under this Agreement;

(14) any subordination of intercompany Indebtedness or other intercompany obligations (including any intercompany revolving credit) owing from a Foreign Subsidiary of Holdings to a Domestic Subsidiary of Holdings to the claims or Liens (otherwise permitted by this Agreement) of any other creditor of such Foreign Subsidiary, including to the claims or Liens (otherwise permitted by this Agreement) of any lender or other party to any Credit Facility (as a lender, letter of credit issuer or in any other capacity); and

(15) the issuance of preferred securities by any Restricted Subsidiary of Holdings or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to Section 8.03 and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of Holdings to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests).

8.03. Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock. Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, Holdings will not issue any Disqualified Stock, and Holdings will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred securities; provided, however, that Holdings and any other Credit Party may incur Indebtedness (other than pursuant to the Existing Credit Agreement), Holdings may issue Disqualified Stock and any other Credit Party may issue Disqualified Stock or preferred securities, if the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred securities or Disqualified Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such preferred securities or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 8.03 will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or any preferred securities described below (collectively, “Permitted Debt”):

(1) Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(2) the incurrence by Holdings or any of the Restricted Subsidiaries of additional unsecured Indebtedness under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness outstanding under Holdings and its Restricted Subsidiaries’ Credit Facilities incurred under this clause (2) does not exceed:

(a) if Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence are $2,000,000,000 or less, the greater of (i) $100,000,000 and (ii) 7.5% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of such date;

(b) if Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence are $3,000,000,000 or less, but exceed $2,000,000,000, the greater of (i) $100,000,000 and (ii) 10% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of such date; and

(c) if Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence exceed $3,000,000,000, the greater of (i) $100,000,000 and (ii) 15% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of such date;

(3) the incurrence by Holdings or its Restricted Subsidiaries of the Existing Indebtedness not otherwise referred to in this definition of “Permitted Debt”;

(4) the incurrence by Holdings of Indebtedness represented by the Indenture Notes in an aggregate principal amount not to exceed $500,000,000 at any one time outstanding and the related guarantees of the Indenture Notes made by the Subsidiary Guarantors;

(5) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, installation, repair, replacement, construction or improvement of property, plant or equipment used in the business of Holdings or such Restricted Subsidiary (whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets (but no other material assets)) and related financing costs, and Attributable Debt in respect of Sale Leaseback Transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value any Indebtedness incurred pursuant to this clause (5), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (5) and then outstanding does not exceed the greater of (a) $25,000,000 and (b) 2.0% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(6) the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of Holdings, in each case that was permitted by this Agreement to be incurred pursuant to the first paragraph of this Section 8.03 or clauses (3) (other than in respect of Indebtedness under the Existing Credit Agreement), (4) and (13) of this paragraph or this clause (6);

(7) the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of Holdings and any of its Restricted Subsidiaries; provided, however, that:

(a) if any Credit Party is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Holdings nor a Restricted Subsidiary of Holdings shall be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the incurrence by Holdings or any of its Restricted Subsidiaries of obligations under Hedging Agreements;

(9) (a) the guarantee by Holdings or any other Credit Party of Indebtedness of Holdings or any other Credit Party that was permitted to be incurred by the first paragraph of this Section 8.03; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the Guaranty of Holdings or such other Credit Party (or, in the case of a guarantee made by the Borrower, the Borrower’s Obligations hereunder) shall be senior to its guarantee of such subordinated Indebtedness; and (b) the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 8.03 other than the first paragraph hereof; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the Guaranty of Holdings or such other Credit Party (or, in the case of a guarantee made by the Borrower, the Borrower’s Obligations hereunder), if it is a Guarantor, shall be senior to its guarantee of such subordinated Indebtedness;

(10) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(11) the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal and similar bonds issued for the account of Holdings and any of its Restricted Subsidiaries in the ordinary course of business or which are customary in the Oil and Gas Business;

(12) the issuance by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries of any preferred securities; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than Holdings or a Restricted Subsidiary of Holdings; and

(b) any sale or other transfer of any such preferred securities to a Person that is not either Holdings or a Restricted Subsidiary of Holdings shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (12);

(13) Permitted Acquisition Indebtedness;

(14) the incurrence by Holdings or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days;

(15) the incurrence by Holdings or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of Holdings and the Restricted Subsidiaries; and

(16) the incurrence by Holdings or any other Credit Party of additional Indebtedness or the issuance by Holdings of additional Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness and Disqualified Stock incurred or issued under this clause (16) and then outstanding does not exceed the greater of (a) $75,000,000 and (b) 5.0% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance.

Notwithstanding any of the foregoing, Holdings shall not, and shall not permit any of its Restricted Subsidiaries to (and the provisions of this Section 8.03 shall not permit Holdings or any of its Restricted Subsidiaries to), incur any Indebtedness for borrowed money having a maturity date occurring on or prior to the Maturity Date (determined disregarding the proviso contained therein).

For purposes of determining compliance with this Section 8.03, in the event that an item of Indebtedness or Disqualified Stock or preferred securities meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 8.03, Holdings will be permitted to divide and classify (or later classify, reclassify or re-divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner that complies with this Section 8.03; provided that (a) Indebtedness under this Agreement and the other Credit Documents shall be considered to have been incurred under clause (1) above and (b) Indebtedness under the Existing Credit Agreement shall be considered to have been incurred under clause (3) above. For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included except to the extent that such Indebtedness exceeds such guarantee.

The accrual of interest, accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this Section 8.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued and unpaid interest on such Indebtedness, and the amount of all fees, expenses and premiums incurred in connection therewith). Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

8.04. Limitation on Asset Sales. Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interest issued or sold or otherwise disposed of; and

(2) at least 75% of the aggregate consideration to be received by Holdings and its Restricted Subsidiaries in such Asset Sale (determined on the date of contractually agreeing to such Asset Sale) and any other Asset Sale since the date of this Agreement, on a cumulative basis, is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Holdings’ or any Restricted Subsidiary’s most recent balance sheet, of Holdings or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by Holdings or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion, provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar governmental taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of items (1) and (2) above. Notwithstanding the preceding, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale to which such limitation applies in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Holdings (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at its option to any combination of the following:

(1) prior to the Escrow Release Date, to permanently prepay or repay Indebtedness outstanding under the Existing Credit Agreement in accordance with the terms thereof;

(2) to repay any Loans or other Obligations then outstanding hereunder;

(3) with the prior written consent of the Administrative Agent (unless such Net Proceeds are from Asset Sales of Indenture Collateral, in which case such consent shall not be required), to permanently prepay, repay, redeem, defease or purchase the Indenture Notes or any other Indebtedness of Holdings or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Agreement and, in each case, any obligations with respect thereto (subject to limitations in Section 8.01); provided that (a) Indebtedness permitted to be prepaid, repaid, redeemed, defeased or purchased pursuant to this clause (3) shall in no circumstances include (x) Indebtedness described in preceding clauses (1) or (2), (y) any intercompany Indebtedness of Holdings or any of its Restricted Subsidiaries to Holdings or any of its Affiliates or (z) any trade payables or taxes owed or owing by Holdings or any of its Restricted Subsidiaries and (b) the aggregate amount of all prepayments, repayments, redemptions, defeasances or purchases pursuant to this clause (3) from and after the Effective Date (other than with Net Proceeds of Asset Sales of Indenture Collateral) shall not exceed an amount equal to (A) $35,000,000, less (B) the aggregate amount of all payments, purchases, redemptions or other acquisitions or retirements made in reliance on Section 8.01(5)(c)(ii) and Section 8.01(3)(c) plus (C) the aggregate amount of Commitment reductions that are rejected by the Lenders pursuant to the third succeeding paragraph (it being understood that any such prepayments, redemptions, defeasances or purchases pursuant to this sub-clause (C) shall be subject to the prior written consent of the Administrative Agent);

(4) subject to compliance with the Additional Guarantor Requirement as of the date of such investment, to invest in or acquire Additional Assets; or

(5) to make capital expenditures in respect of Holdings’ or its Restricted Subsidiaries’ Oil and Gas Business.

The requirement of clause (4) or (5) immediately above shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by Holdings or any of its Restricted Subsidiaries with a Person other than an Affiliate of Holdings within the time period specified above in this paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

Pending the final application of any Net Proceeds, Holdings or any Restricted Subsidiary of Holdings may invest the Net Proceeds in any manner that is not prohibited by this Agreement. “Excess Proceeds” shall mean any and all Net Proceeds from Asset Sales that are not applied or invested as provided in the second preceding paragraph.

On the 366th day after an Asset Sale (or, at Holdings’s option, any earlier date), if the aggregate amount of Excess Proceeds then exceeds $10,000,000, the Total Commitment shall be reduced by the amount of such Excess Proceeds in accordance with this paragraph. The Borrower shall notify the Administrative Agent in writing of any reduction in the Total Commitment required to be made pursuant to the preceding sentence at least (5) five Business Days prior to the date of such reduction. Each such notice shall specify the date of such reduction and provide a reasonably detailed calculation of the amount of such reduction. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s Commitment reduction notice and of such Lender’s pro rata share of the Commitment reduction. Each Lender may reject all or a portion of its pro rata share of any such Commitment reduction by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such Commitment reduction. Each Rejection Notice from a given Lender shall specify the principal amount of the Commitment reduction to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such Commitment reduction.

If, on the date of any reduction in the Commitments pursuant to the immediately preceding paragraph in respect of which one or more Rejection Notices have been delivered, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such Commitment decrease be prepaid from the proceeds of additional Loans made hereunder (reflecting such decrease in Commitments), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.10. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

8.05. Limitation on Transactions with Affiliates. Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of Holdings’ Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Holdings or the relevant Restricted Subsidiary from a financial point of view; and

(2) Holdings delivers to the Administrative Agent:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $10,000,000, a resolution of the Board of Directors of Holdings set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 8.05 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Holdings; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $20,000,000, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 8.05:

(1) any employment agreement or arrangement, equity award, equity option or cash or equity settled equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement, consulting agreement or other compensation plan or arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or which is customary in the Oil and Gas Business, and payments, awards, grants or issuances of securities pursuant thereto;

(2) transactions between or among any of Holdings and its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person or has nominated or appointed a person to the Board of Directors of that Person;

(4) customary compensation, indemnification and other benefits made available to officers, directors, employees or consultants of Holdings or a Restricted Subsidiary of Holdings, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5) issuances of Equity Interests (other than Disqualified Stock) of Holdings to, or receipt of capital contributions from, Affiliates of Holdings and any dividend or distribution payable in Equity Interests (other than Disqualified Stock) of Holdings;

(6) any Permitted Investments or Restricted Payments that are permitted by Section 8.01;

(7) transactions between Holdings or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of Holdings or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of Holdings or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8) the existence of, and the performance of obligations of Holdings or any of its Restricted Subsidiaries under the terms of, any written agreement to which Holdings or any of its Restricted Subsidiaries is a party on the date of this Agreement, as such agreements may be amended, modified, supplemented or replaced from time to time; provided, however, that any amendment, modification, supplement or replacement entered into after the date of this Agreement will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Lenders than the terms of the agreements in effect on the date of this Agreement (as conclusively evidenced by a Board Resolution of Holdings or such Subsidiary);

(9) any transaction in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent an opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph of this Section 8.05;

(10) (a) guarantees by Holdings or any of its Restricted Subsidiaries of performance of obligations of Holdings’ Unrestricted Subsidiaries in the ordinary course of business or which are customary in the Oil and Gas Business and (b) pledges by Holdings or any Restricted Subsidiary of Holdings of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Holdings’ Unrestricted Subsidiaries;

(11) any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary of Holdings if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of Holdings or such Restricted Subsidiary;

(12) transactions with joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business or which are customary in the Oil and Gas Business and otherwise in compliance with the terms of this Agreement similar to those contained in similar contracts entered into by Holdings or any Restricted Subsidiary and unrelated third parties, or if neither Holdings nor any Restricted Subsidiary has entered into a similar contract with an unrelated third party, which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to Holdings and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated third party, in the good faith determination of Holdings’ Board of Directors or any executive officer of Holdings involved in or otherwise familiar with such transaction; and

(13) dividends and distributions to Holdings and its Restricted Subsidiaries by any Unrestricted Subsidiary.

8.06. Limitation on Liens. Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective (a) any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets other than the Designated Collateral (whether now owned or hereafter acquired), unless the Obligations of the Borrower or (in the case of such a Lien with respect to a Guarantor) the Applicable Guaranty are secured on an equal and ratable basis with (or, if such Lien secures obligations subordinated in right of payment to the Obligations of the Borrower or such Guaranty, on a basis senior (to at least the same extent as the Obligations of the Borrower or such Guaranty are senior in right of payment) to) the obligations so secured until such time as such obligations are no longer secured by a Lien, (b) any Lien of any kind securing Indebtedness upon any of the Indenture Collateral (whether now owned or hereafter acquired), other than the Indenture Notes or (c) any Lien of any kind (other than Permitted Liens) securing Indebtedness upon the Collateral.

Any Lien on any property or assets of Holdings or any of its Restricted Subsidiaries created for the benefit of the Secured Creditors pursuant to clause (a) of the preceding paragraph shall provide by its terms that such Lien shall, except to the extent that such property or assets are subject to a Lien created for the benefit of the Secured Creditors in accordance with Section 7.12 (in which case such property and assets shall be subject to clause (c) of the preceding paragraph), be automatically and unconditionally released and discharged at such time as there are no other Liens of any kind (other than Permitted Liens) on such property or assets securing Indebtedness.

8.07. Business Activities. Holdings shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

8.08. Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors of Holdings may designate any Restricted Subsidiary of Holdings (other than the Borrower) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default and the other requirements for such designation prescribed in the definition of “Unrestricted Subsidiary” are satisfied. If a Restricted Subsidiary of Holdings is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 8.01 or represent Permitted Investments, as determined by Holdings. That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary of Holdings to be a Restricted Subsidiary of Holdings, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 8.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default (other than a Reporting Default) or Event of Default would be in existence following such designation.

8.09. Merger, Consolidation, or Sale of Assets. Neither Holdings nor the Borrower may: (x) consolidate or merge with or into another Person (whether or not Holdings or the Borrower (as applicable) is the survivor), convert into another form of entity or continue in another jurisdiction; or (y) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to another Person, unless:

(a) either (1) Holdings or the Borrower (as applicable) is the survivor or (2) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than Holdings or the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, in the case of any such merger or consolidation involving the Borrower, or any sale, assignment, transfer, lease, conveyance or other disposition of assets of the Borrower, organized or existing under the laws of England and Wales (Holdings, the Borrower or such other Person, as the case may be, being herein called the “Successor Company”);

(b) the Successor Company unconditionally assumes all the obligations of Holdings or the Borrower (as applicable) under this Agreement, the Security Documents and any and all other Credit Documents to which it is a party pursuant to a joinder agreement or other agreement in a form reasonably satisfactory to the Administrative Agent;

(c) immediately after such transaction or transactions, no Default (other than a Reporting Default) or Event of Default exists;

(d) either

(i) the Successor Company would, on the date of such transaction immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 8.03 hereof; or

(ii) immediately after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Successor Company, will be equal to or greater than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction;

(e) the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law or desired by the Collateral Agent to preserve and protect the Lien of the Security Documents on any Collateral owned by or transferred to the Successor Company;

(f) any Collateral owned by or transferred to the Successor Company shall (1) continue to constitute Collateral, (2) be subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Creditors and (3) not be subject to any Lien other than the Liens securing the Obligations and other Permitted Liens; and

(g) the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary or desired by the Collateral Agent to cause such property and assets to be made subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Creditors.

Notwithstanding the restrictions described in the foregoing clause (d), (x) any Restricted Subsidiary of Holdings (other than the Borrower) may consolidate with, merge into or dispose of all or part of its properties or assets to Holdings or another Restricted Subsidiary, in each case, subject to compliance with the Additional Guarantor Requirement as of the time of such merger or disposition, and (y) Holdings may merge with or into an Affiliate formed solely for the purpose of reincorporating Holdings in another jurisdiction.

For purposes of the foregoing, the sale, assignment, transfer, lease, conveyance or other disposition (in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of Holdings, which properties or assets, if held by Holdings instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of Holdings on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of Holdings.

8.10. Elections. Without the prior written consent of the Required Lenders, Holdings will not, and will not permit any of its Subsidiaries to, make any election for U.S. federal income tax purposes that causes the Indebtedness of the Borrower to be treated as the Indebtedness of a “U.S. person” (as such term is defined under Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

SECTION 8A. Negative Covenants Prior to the Escrow Release Date. Each of Holdings and the Borrower covenants and agrees that, on and from the Effective Date until the Escrow Release Date:

(a) Holdings and the Borrower will each (i) comply, and cause each of their Subsidiaries to comply, with the covenants set forth in Section 8 of the Existing Credit Agreement as in effect on the Effective Date as if such covenants were set forth herein in full, mutatis mutandis and (ii) take or refrain from taking, as the case may be, and will cause each of their Subsidiaries to take or refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no such Person is in violation of any covenants set forth in Section 8 of the Existing Credit Agreement as in effect on the Effective Date (as incorporated herein by reference), and that so no Default or Event of Default (each as defined in the Existing Credit Agreement as in effect on the Effective Date) is caused by the actions of any such Person.

(b) Holdings shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness for borrowed money having a maturity date occurring on or prior to the Maturity Date (determined disregarding the proviso contained therein); and

(c) Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to suffer or exist or become effective any Lien of any kind securing Indebtedness which Lien is subordinated or junior in priority to the Lien securing Indebtedness evidenced by the Existing Credit Agreement unless such Lien is subordinated in priority to the Lien securing the Obligations.

SECTION 9. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

9.01. Payments. The Borrower shall (a) default in the payment when due of any principal of any Loan or any Note, or (b) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

9.02. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

9.03. Covenants. Holdings or any of its Subsidiaries shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.01(b), 7.01(c), 7.01(g)(i), 7.03 (other than clause (a)(i) thereof), 7.04 (with respect to the Borrower only), 7.11, 7.12(c), 7.13, 7.18(b), 7.19, Section 8 or Section 8A or (b) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 9.01 and 9.02) and such default shall continue unremedied for a period of 30 days following the earlier of (i) Holdings’ or the Borrower’s actual knowledge of such default and (ii) written notice from the Administrative Agent or the Required Lenders specifying such default; or

9.04. Default Under Other Agreements. (a) Holdings or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of Holdings or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that, it shall not be a Default or an Event of Default under this Section 9.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least $7,500,000; or

9.05. Bankruptcy, etc. Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), to operate all or any substantial portion of the business of Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary), or there is commenced against Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Business action is taken by Holdings or any of its Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

9.06. ERISA. (a) An ERISA Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in Subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation 4043.61 applies with respect to such event); any Plan shall have an Unfunded Current Liability; there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, any of its Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; a contribution required to be made by Holdings, any of its Subsidiaries or any ERISA Affiliate with respect to a Plan or Non-U.S. Plan has not been timely made, Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; or Holdings or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to any portion of any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); any applicable law, rule or regulation is adopted, changed or interpreted, or the interpretation or administration thereof is changed, in each case after the date hereof, by any Governmental Authority (a “Change in Law”), or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (b) there shall result from any of the events set forth in (a) above the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability described in (a) or (b) above, either individually or in the aggregate, in the opinion of the Required Lenders has had, or could reasonably be expected to have, a Material Adverse Effect; or

9.07. Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than any immaterial portion thereof), in favor of the Collateral Agent, subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

9.08. Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party; or

9.09. Judgments. One or more judgments or decrees shall be entered against Holdings or any Subsidiary of Holdings involving in the aggregate for Holdings and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $7,500,000; or

9.10. Nationalization. All or any part of the interest of Holdings or any of its Subsidiaries in any Oil and Gas Property (or any Hydrocarbons or revenues or other monies arising in respect of it) is (a) nationalized, expropriated, compulsorily acquired or seized by any Governmental Authority, or (b) any such Governmental Authority takes, or officially announces it will take, any step with a view to any of the foregoing and in either case such action is reasonably likely to result in a Material Adverse Effect; or

9.11. Project Documents. (a) All or any part of any Project Document is not, or ceases to be, a legal, valid and binding obligation of any Person party thereto in any circumstance which is reasonably likely to have a Material Adverse Effect, (b) any party to any Project Document defaults under such Project Document in the circumstances which are reasonably likely to result in a Material Adverse Effect or (c) all or any part of any Project Document is suspended, terminated or revoked in circumstances which are reasonably likely to result in a Material Adverse Effect; or

9.12. Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 9.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (c) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

After the exercise of remedies provided for in the immediately preceding paragraph, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law); provided that, the Administrative Agent (in its sole discretion) may elect to deposit all or any portion of any such amounts into any one or more escrow accounts maintained by any escrow agent designated by it, for the benefit of the Agents and the Lenders, for periods and otherwise on terms and conditions to be determined by the Administrative Agent, with the amounts deposited into any such escrow accounts to be released and applied at the direction of the Administrative Agent to meet any contingent claims or other Obligations which would, when due and payable, constitute Obligations specified in the clauses below entitled “First” and “Second”:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys’ and consultant fees and other out-of-pocket expenses payable under Section 11.01) payable to the Administrative Agent, the Collateral Agent or the Lead Arranger in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ and consultants’ fees and other out-of-pocket expenses payable under Section 11.01), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, Collateral Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, Collateral Agent and the other Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or other Credit Party as otherwise required by applicable law.

SECTION 10. The Administrative Agent.

10.01. Appointment. The Lenders hereby irrevocably designate and appoint Cyan Partners, LP, as Administrative Agent (for purposes of this Section 10 and Section 11.01, the term “Administrative Agent” also shall include Cyan Partners, LP, in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its officers, directors, agents, employees or affiliates.

10.02. Nature of Duties. (a) The Administrative Agent in its capacity as such shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 10.06 and 11.01. Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

10.03. Lack of Reliance on the Administrative Agent. Each Lender from time to time party to this Agreement (i) confirms that it has received a copy of this Agreement and the other Credit Documents, together with copies of the financial statements referred to therein, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to become a Lender under this Agreement, (ii) agrees that it has made and will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Credit Documents and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, (iii) acknowledges and agrees that no fiduciary or advisory relationship between the Administrative Agent and any Lender is intended to be or has been created in respect of any of the transactions contemplated by this Agreement, (iv) acknowledges and agrees that the Administrative Agent, on the one hand, and each Lender on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, and no Lender relies on, any fiduciary duty on the Administrative Agent’s part, (v) acknowledges and agrees that each Lender is capable of evaluating and understanding, and each such Lender understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement, (vi) acknowledges and agrees that the Administrative Agent or any of its Affiliates may have received fees or other compensation from Holdings or any of its Affiliates in connection with this Agreement which may or may not be publicly disclosed and such fees or compensation do not affect any Lender’s independent credit decision to enter into the transactions contemplated by this Agreement, (vii) acknowledges and agrees that notwithstanding that no fiduciary or similar relationship exists between the Administrative Agent and any Lender, each such Lender hereby waives, to the fullest extent permitted by law, any claims it may have against the Administrative Agent or its Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Administrative Agent and its Affiliates shall have no liability (whether direct or indirect) to any Lender in respect of such a fiduciary duty claim or to any Person asserting a fiduciary duty claim on behalf of or in right of any Lender, including any such Lender’s stockholders, employees or creditors, and (viii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Credit Documents are required to be performed by it as a Lender. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

10.04. Certain Rights of the Agents. If any Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, such Agent shall be entitled to refrain from such act or taking such action unless and until such Agent shall have received instructions from the Required Lenders; and such Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against such Agent as a result of such Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

10.05. Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

10.06. Indemnification. To the extent the Administrative Agent (or any affiliate, officer, director, employee, representative, agent, sub-agent or advisor thereof (each, a “Related Party”)) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any such Related Party) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any such Related Party) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliates’ thereof) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.07. Each Agent in its Individual Capacity. With respect to its obligation to make Loans under this Agreement, each Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include such Agent in its individual capacity. Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

10.08. Holders. Any Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

10.09. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent (including, without limitation, Citigroup or any of its Affiliates). The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.10. Resignation by and Replacement of the Administrative Agent. (a) The Administrative Agent may resign from the performance of all of its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless an Event of Default then exists, the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as the Collateral Agent, and upon the effectiveness of such resignation of an Administrative Agent in accordance with this Section 10.09 the resigning Administrative Agent shall no longer be required to discharge any duties of the “Collateral Agent” under the Security Documents. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) or (f) below or as otherwise provided below.

(b) Except in the case of clause (f) below, upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed pursuant to preceding clause (b) within such 15 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent (and the Collateral Agent) pursuant to this Section 10.09, the Administrative Agent (and the Collateral Agent) shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 10 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent (and the Collateral Agent) for all of its actions and inactions while serving as the Administrative Agent (and the Collateral Agent).

(f) Cyan Partners, LP may by giving (5) five days’ written notice to the Borrower designate any Person employing, or otherwise affiliated with, any one or more Persons who were, as of the date hereof, principals of Cyan Partners, LP, to act as Administrative Agent hereunder, in which case Cyan Partners, LP shall be deemed to have resigned as Administrative Agent pursuant to preceding clause (a) and such designee shall be deemed to have been appointed as a successor Administrative Agent pursuant to preceding clause (b).

10.11. Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Subsidiaries Guaranty and Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.04 or Section 8.02 of the Existing Credit Agreement, as applicable, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.11.

(c) In connection with the granting of Permitted Liens by Holdings or any of its Restricted Subsidiaries, the Collateral Agent shall, to the extent requested by (and at the expense of) the Borrower, execute appropriate Lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in each case in form and substance satisfactory to the Collateral Agent and solely with respect to the item or items of equipment or other assets subject to such Liens.

(d) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.11 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

10.12. Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 11. Miscellaneous.

11.01. Payment of Expenses, etc. (a) The Borrower hereby agrees to: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and disbursements of White & Case LLP and the Administrative Agent’s other counsel and consultants) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent and, after the occurrence of an Event of Default, each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, counsel for each of the Lenders); (ii) pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (x) any investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of the proceeds of any Loans hereunder or the consummation of the Transactions or any other transactions contemplated herein or in any other Credit Document or the syndication of this Agreement or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (y) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased, used by or operated by Holdings or any of its Subsidiaries or any of their respective predecessors (but with respect to formerly owned, leased, used or operated Real Properties, only to the extent arising from the acts or omissions of Holdings or any of its Subsidiaries), the generation, storage, transportation, handling or disposal of Hazardous Materials by Holdings or any of its Subsidiaries or any of their respective predecessors at any location, whether or not owned, leased, used by or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any claim under any Environmental Law asserted against Holdings, any of its Subsidiaries or any of their respective predecessors or any Real Property at any time owned, leased, used by or operated by such entity, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Holdings shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) To the full extent permitted by applicable law, each of Holdings and the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document, any other agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby or any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.02. Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent or such Lender or any Affiliate, branch or agency thereof (including, without limitation, by branches and agencies of the Administrative Agent or such Lender or Affiliate wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

11.03. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to the Borrower, to Endeavour Energy UK Limited, 114 St. Martin’s Lane, London WC2N 4BE, England, Attention: J. Michael Kirksey, Facsimile: 44 20 7451 2351, with a copy to Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: J. Michael Kirksey, Facsimile: (713) 307-8794, if to any Credit Party (other than the Borrower), c/o Endeavour International Corporation, 1001 Fannin, Suite 1600, Houston, Texas 77002, Attention: J. Michael Kirksey, Facsimile: (713) 307-8794, if to any Lender, at its address specified on Schedule 11.03 hereto; and if to the Administrative Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.

11.04. Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that neither Holdings nor the Borrower may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitment or any related Obligations hereunder except as provided in Sections 2.09 and 11.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments have terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor; provided that, in no event shall any assignment of Commitments or Loans pursuant to this clause (x) be made to Holdings, the Borrower or any of their respective Subsidiaries or Affiliates, or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitment and related outstanding Obligations (or, if the Commitment has terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(b) shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and after the Syndication Date, so long as no Default or Event of Default then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof, (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 and (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.15. To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitment and outstanding Loans. To the extent that an assignment of all or any portion of a Lender’s Commitment and related outstanding Obligations pursuant to Section 2.09 or this Section 11.04(b), would, at the time of such assignment, result in increased costs under Section 2.10 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or the Borrower), any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent or financial institution providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or such financial institution, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 11.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 4.04, 10.06, 11.01 and 11.06), which shall survive as to such assigning Lender.

11.05. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

11.06. Payments Pro Rata. (a) Except as otherwise provided in this Agreement (including in Section 8.04), the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

11.07. Calculations; Computations. (a) All accounting determinations under this Agreement and all financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that, to the extent expressly provided herein, certain calculations shall be made on a pro forma basis. Holdings, the Borrower and the Administrative Agent, on behalf of the Lenders, agree that in the event of any material change in GAAP (any such change, for the purpose of this Section 11.07, an “Accounting Change”) that occurs after the date of this Agreement, then following the written request of either the Borrower or the Administrative Agent, the Borrower and the Administrative Agent shall enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect any such Accounting Change with the desired result that the criteria for evaluating the financial condition of Holdings and its Subsidiaries shall be the same after such Accounting Change as if such Accounting Change had not been made, and until such time as such an amendment shall have been executed and delivered by Holdings, the Borrower and Required Lenders, (a) all financial ratios, standards and terms in this Agreement shall be calculated and/or construed as if such Accounting Change had not been made, and (b) the Borrower shall prepare footnotes to each certificate and the financial statements required to be delivered pursuant to Sections 7.01(b), (c), and (g) hereunder that show the differences between the financial statements delivered (which reflect such Accounting Change) and the basis for calculating compliance with incurrence based financial covenants (without reflecting such Accounting Change).

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

(c) For purposes of any computation determining compliance with any incurrence or expenditure tests set forth in Sections 1 and/or 8 or with Dollar-based basket levels appearing in any definitions contained in Section 1.01, any amounts so incurred, expended or utilized (to the extent incurred, expended or utilized in a currency other than Dollars) shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of such incurrence, expenditure or utilization under any provision of any such Section or definition that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence, expenditure or utilization test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the Exchange Rates as in effect on the date of any new incurrence, expenditure or utilization made under any provision of any such Section that regulates the Dollar amount outstanding at any time).

11.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK (EXCEPT THAT, (X) IN THE CASE OF ANY SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RESPECTIVE COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF HOLDINGS AND THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER. EACH OF HOLDINGS AND THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH IN SECTION 11.03 AND, IN THE CASE OF SERVICE OF PROCESS TO THE BORROWER, AS PROVIDED IN SECTION 11.18, IN EACH CASE SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY

WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of any original executed counterpart hereof.

11.10. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (a) Holdings, the Borrower, the Administrative Agent and each of the Lenders shall have signed a copy of this Agreement (whether the same or different copies) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written telex or facsimile transmission notice (actually received) that the same has been signed and mailed to it and (b) the conditions contained in Section 5.01 have been met to the reasonable satisfaction of the Administrative Agent (or duly waived by the Required Lenders). Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (b) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (a) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions in clause (b) of the immediately preceding sentence have been met, then the Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 5.01, other than any condition that must be satisfied to the Administrative Agent’s satisfaction or other subjective standard of similar effect). The Administrative Agent will give the Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

11.11. Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

11.12. Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and schedules and annexes may be modified to reflect such additions), and Subsidiaries of the Borrower may be released from, the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (with Obligations being directly affected in the case of following clause (a)), (i) extend the final scheduled maturity of any Loan or Note, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release all or substantially all of the Collateral (except as expressly provided in the Credit Documents) under all the Security Documents, (iii) amend, modify or waive any provision of this Section 11.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Commitments and the Loans on the Effective Date), (iv) release the Holdings Guaranty or release all or substantially all of the aggregate value of the Subsidiaries Guaranties, (v) reduce the “majority” voting threshold specified in the definition of Required Lenders or the “supermajority” voting threshold specified in the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders and the Supermajority Lenders on substantially the same basis as the extensions of Commitments and/or Loans are included on the Effective Date) or (vi) consent to the assignment or transfer by Holdings or the Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of the Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent or (4) without the consent of the Supermajority Lenders, amend, modify or waive the definition of Permitted Debt, clause (iii) of the proviso contained in the first sentence of Section 2.11(a), Section 8.04, Section 8A(b) or Section 8A(c), in each case under this clause (4) in a manner such that such definition, proviso, or Section, as the case may be, would be less restrictive to Holdings and its Subsidiaries.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 11.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described below, to replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.09 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination, provided further, that the Borrower shall not have the right to replace a Lender or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.12(a).

(c) Anything herein to the contrary notwithstanding, in the event that a Lender becomes a Defaulting Lender, then such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Loans of such Lender will not be taken into account in determining whether the Required Lenders, the Supermajority Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definition of “Required Lenders” and “Supermajority Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any Fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(d) Further, notwithstanding anything to the contrary contained in this Section 11.12, if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

11.13. Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 4.04, 10.06 and 11.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

11.14. Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.14 would, at the time of such transfer, result in increased costs under Section 2.10 or 4.04, from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer to the extent otherwise required under any such Section).

11.15. Register. The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 11.15, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders (including any increases to the principal amounts thereof as a result of payment of PIK Interest), the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender. The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.15.

11.16. Confidentiality. (a) Subject to the provisions of clause (b) of this Section 11.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender or to comply with a request by a Governmental Authority, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 11.166, (vii) in connection with the enforcement of remedies pursuant to this Agreement and the other Credit Documents, (viii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender; provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 11.16, (ix) to (i) any bank or financial institution and (ii) S&P, Moody’s, Fitch Ratings and/or other ratings agencies, as such Lender deems necessary or appropriate in connection with such Lender’s obtaining financing; provided, however, that such financial institution or ratings agency shall be informed of the confidentiality of such information and (x) to its investors or potential investors as such Lender reasonably deems necessary or appropriate; provided, however, that such investors or potential investors shall be informed of the confidentiality of such information.

(b) Each of Holdings and the Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.16 to the same extent as such Lender.

(c) Notwithstanding anything to the contrary contained in this Section, each of Holdings and the Borrower hereby agrees that the Administrative Agent and its Affiliates may publicize its services in connection with this Agreement and the other Credit Documents and the transactions contemplated herein and therein, including, without limitation, through granting interviews with and providing information to the financial press and other media and by publicizing such services on its web-site or other electronic medium; provided, however, that the Administrative Agent and its Affiliates shall not publicize as contemplated above in this clause (c) until the earlier to occur of (i) the 5th day following the Effective Date and (ii) such date as when Holdings shall have publicly announced the consummation of those of the Transactions to be consummated on the Effective Date. In addition, each of Holdings and the Borrower hereby authorizes the Administrative Agent to place a customary “tombstone” advertisement regarding this Agreement and the transactions contemplated herein related hereto in publications of its choice at the Borrower’s expense.

11.17. Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies Holdings and the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrower and the other Credit Parties and other information that will allow such Lender to identify Holdings, the Borrower and the other Credit Parties in accordance with the Patriot Act.

11.18. Process Agent. (a) Each Credit Party hereby irrevocably and unconditionally appoints CT Corporation with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Credit Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Credit Party in the State of New York. Such service may be made by mailing or delivering a copy of such process to any Credit Party in care of the Process Agent at the address specified above for the Process Agent, and such Credit Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the applicable Credit Party, or failure of the applicable Credit Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Credit Party, or of any judgment based thereon. Each Credit Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Credit Party party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

(b) Each Credit Party that is not incorporated in England and Wales and that has executed, or will on the Effective Date execute, any Credit Document governed by the law of England and Wales irrevocably and unconditionally appoints the Borrower, with an office on the date hereof at 114 St. Martin’s Lane, London WC2N 4BE, England, and its successors hereunder (the “UK Process Agent”), as its agent to receive on behalf of such Credit Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Credit Party in England and Wales. Such service may be made by mailing or delivering a copy of such process to any Credit Party in care of the UK. Process Agent at the address specified above for the UK Process Agent, and such Credit Party irrevocably authorizes and directs the UK Process Agent to accept such service on its behalf. Failure by the UK Process Agent to give notice to such Credit Party, or failure of such Credit Party, to receive notice of such service of process shall not impair or affect the validity of such service on the UK Process Agent or any such Credit Party, or of any judgment based thereon. Each such Credit Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the UK Process Agent above in full force and effect, and to cause the UK Process Agent to act as such. Each such Credit Party further covenants and agrees to maintain at all times an agent with offices in England to act as its UK Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. If any person appointed as an agent for service in England and Wales is unable for any reason to act as agent for service of process, Holdings (on behalf of all such Credit Parties) shall immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. In the event that Holdings fails to appoint such agent on terms acceptable to the Administrative Agent, the Administrative Agent shall have the right to appoint an agent for service of process.

11.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Credit Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Credit Parties in the Agreement Currency, the Credit Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

11.20. Maximum Lawful Rate. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans, or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.21. INTERCREDITOR AGREEMENTS. (a) EACH LENDER PARTY HERETO HEREBY AUTHORIZES THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXECUTE AND DELIVER EACH INTERCREDITOR AGREEMENT AND UPON THE REQUEST OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT EACH AGREE TO EXECUTE AND DELIVER EACH INTERCREDITOR AGREEMENT PROVIDED EACH SUCH AGREEMENT IS IN FORM AND SUBSTANCE SATISFACTORY TO EACH SUCH AGENT AND EACH LENDER PARTY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT AT ALL TIMES FOLLOWING THE EXECUTION AND DELIVERY OF AN INTERCREDITOR AGREEMENT SUCH LENDER (AND EACH OF ITS SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE TERMS THEREOF.

(b) EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF EACH INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN ANY INTERCREDITOR AGREEMENT.

SECTION 12. Holdings Guaranty.

12.01. Guaranty. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder, and to induce the other Guaranteed Creditors to enter into Hedging Agreements and in recognition of the direct benefits to be received by Holdings from the proceeds of the Loans and the entering into of such Hedging Agreements, Holdings hereby agrees with the Guaranteed Creditors as follows: Holdings hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors. If any or all of the Guaranteed Obligations of the Borrower to the Guaranteed Creditors becomes due and payable hereunder, Holdings, unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Guaranteed Creditors, or order, on demand, together with any and all expenses which may be incurred by the Administrative Agent and the other Guaranteed Creditors in collecting any of the Guaranteed Obligations. If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower), then and in such event Holdings agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Holdings, notwithstanding any revocation of this Holdings Guaranty or other instrument evidencing any liability of the Borrower, and Holdings shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02. Bankruptcy. Additionally, Holdings unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by the Borrower upon the occurrence of any of the events specified in Section 9.05, and irrevocably and unconditionally promises to pay such indebtedness to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.03. Nature of Liability. The liability of Holdings hereunder is primary, absolute and unconditional, exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by any other guarantor or by any other party, and the liability of Holdings hereunder shall not be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Holdings waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 12.05, or (g) any invalidity, irregularity or enforceability of all or any part of the Guaranteed Obligations or of any security therefor.

12.04. Independent Obligation. The obligations of Holdings hereunder are independent of the obligations of any other guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against Holdings whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Holdings waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to Holdings.

12.05. Authorization. Holdings authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Holdings Guaranty shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(ii) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(iii) exercise or refrain from exercising any rights against the Borrower, any other Credit Party or others or otherwise act or refrain from acting;

(iv) release or substitute any one or more endorsers, guarantors, the Borrower, other Credit Parties or other obligors;

(v) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to its creditors other than the Guaranteed Creditors;

(vi) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Guaranteed Creditors regardless of what liability or liabilities of the Borrower remain unpaid;

(vii) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document, any Hedging Agreement or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify or supplement this Agreement, any other Credit Document, any Hedging Agreement or any of such other instruments or agreements; and/or

(viii) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Holdings from its liabilities under this Holdings Guaranty.

12.06. Reliance. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of Holdings or any of its Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07. Subordination. Any indebtedness of the Borrower now or hereafter owing to Holdings is hereby subordinated to the Guaranteed Obligations owing to the Guaranteed Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists, all such indebtedness of the Borrower to Holdings shall be collected, enforced and received by Holdings for the benefit of the Guaranteed Creditors and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of Holdings under the other provisions of this Holdings Guaranty. Prior to the transfer by Holdings of any note or negotiable instrument evidencing any such indebtedness of the Borrower to Holdings, Holdings shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Holdings hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Holdings Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.08. Waiver. (a) Holdings waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever. Holdings waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party, other than payment of the Guaranteed Obligations to the extent of such payment, based on or arising out of the disability of the Borrower, Holdings, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment of the Guaranteed Obligations to the extent of such payment. The Guaranteed Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Guaranteed Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against the Borrower or any other party, or any security, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Guaranteed Obligations have been paid. Holdings waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower or any other party or any security.

(b) Holdings waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Holdings Guaranty, notices making any claim or demand in Holdings, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations, and promptness in commencing suit against any party. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which Holdings assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Guaranteed Creditors shall have any duty to advise Holdings of information known to them regarding such circumstances or risks.

(c) Holdings waives any defense (i) based on any lack of authority of the officers, directors, partners, or agents purporting to act on behalf of any of its Subsidiaries or any principal of any of its Subsidiaries or any defect in the formation of any of its Subsidiaries or any principal thereof, (ii) based on the application by the Borrower of the proceeds of the Loans for purposes other than the purposes represented by the Borrower to the Lenders, (iii) based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, (iv) based on a Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111 subdivision (b)(2) of the Bankruptcy Code or any successor statute and (v) any borrowing or any grant of security interest under Section 364 of the Bankruptcy Code.

12.09. Payments. All payments made by Holdings pursuant to this Section 12 shall be made in Dollars and will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.02 and 4.04.

12.10. Maximum Liability. It is the desire and intent of Holdings and the Guaranteed Creditors that this Holdings Guaranty shall be enforced against Holdings to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of Holdings under this Holdings Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of Holdings’ obligations under this Holdings Guaranty shall be deemed to be reduced and Holdings shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

*        *        *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

ENDEAVOUR INTERNATIONAL CORPORATION

By:	/s/ J. Michael Kirksey
	Name:	J. Michael Kirksey
	Title:	Executive Vice President and Chief Financial Officer

ENDEAVOUR ENERGY UK LIMITED

By:	/s/ J. Michael Kirksey
	Name:	J. Michael Kirksey
	Title:	Executive Vice President and Chief Financial Officer

CYAN PARTNERS, LP, Individually and as Administrative Agent

By:	/s/ Jonathan Tunis
	Name:	Jonathan Tunis
	Title:	Managing Director

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